EXHIBIT 3

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

INTRODUCTION

This discussion and analysis of the financial condition and results of operations (MD&A) of Ivanhoe Mines Ltd. should be read in conjunction with the audited consolidated financial statements of Ivanhoe Mines Ltd. and the notes thereto for the year ended December 31, 2008. These financial statements have been prepared in accordance with United States of America generally accepted accounting principles (U.S. GAAP). In this MD&A, unless the context otherwise dictates, a reference to the Company refers to Ivanhoe Mines Ltd. and a reference to Ivanhoe Mines refers to Ivanhoe Mines Ltd., together with its subsidiaries.

Additional information about the Company, including its Annual Information Form, is available at www.sedar.com.

References to “C$” refer to Canadian dollars, “A$” to Australian dollars, and ‘‘$” to United States dollars.

This MD&A contains forward-looking statements. Please refer to the cautionary language on page 44.

The effective date of this MD&A is March 31, 2009.

OVERVIEW

HIGHLIGHTS

•	Completion of an Investment Agreement for the development of the Oyu Tolgoi copper-gold mining complex will continue to be a principal priority for Mongolia’s coalition government when the Parliament reconvenes during the first week of April in its 2009 spring session. A draft agreement was approved in principle by the Mongolian Cabinet and National Security Council in March and Ivanhoe Mines is awaiting Parliament’s review and approval.

•	In December 2008, Ivanhoe Mines discovered a new zone of high-grade gold and copper mineralization at Oyu Tolgoi, between the previously discovered Heruga Deposit and the Southwest Oyu Deposit.

•	The Oyu Tolgoi mineralized structural corridor, as currently defined, now has a total strike length in excess of 20 kilometres — encompassing Oyu Tolgoi in the centre and more recent extensions to the south and north onto the joint Ivanhoe-Entrée agreement area.

•	Ivanhoe Mines’ 80%-owned subsidiary, SouthGobi Energy Resources (SouthGobi) (SGQ — TSX.V), commenced sales of high-quality thermal coal at its Ovoot Tolgoi mine in southern Mongolia in September 2008.

•	SouthGobi received an initial NI 43-101 resource report for its Mamahak metallurgical coal project in East Kalimantan, Indonesia. SouthGobi is studying the opportunity to begin surface coal mining at the Mamahak Project later this year.

•	Ivanhoe Mines’ 83%-owned subsidiary, Ivanhoe Australia Limited (Ivanhoe Australia) (IVA — ASX), has discovered a new, high-grade molybdenum and rhenium deposit at its Merlin Project on its Cloncurry tenements in northwestern Queensland. Drilling continues to encounter significant intercepts of high-grade molybdenum and rhenium and expand the size of the deposit, which is open along strike and to depth.

•	Ivanhoe Australia has significantly expanded the mineralization of its Swan high-grade copper-gold zone at the Mount Elliott Project.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

•	Ivanhoe Mines, together with several Kazakh strategic partners, is advancing the Altynalmas Gold Project in Kazakhstan.

•	In May 2008, Ivanhoe Mines sold its shareholdings of Jinshan Gold Mines. Proceeds received totalled $216.7 million. Ivanhoe Mines recorded a $201.4 million gain on the sale of its interest in Jinshan in Q2’08.

•	Ivanhoe Mines incurred $260.3 million in exploration and mine development expenses in 2008, down from $304.0 million in 2007.

FINANCIAL RESULTS

Ivanhoe Mines is primarily engaged in exploration activities, although a significant portion of its expenditures relate directly to development work at its Oyu Tolgoi Project. Exploration costs are charged to operations in the period incurred and often represent the bulk of Ivanhoe Mines’ operating loss for that period. Ivanhoe Mines expects to commence capitalizing Oyu Tolgoi construction and development costs once an Investment Agreement is finalized with the Government of Mongolia.

In 2008, Ivanhoe Mines recorded a net loss of $184.1 million (or $0.49 per share), compared to a net loss of $457.7 million (or $1.22 per share) in 2007, representing a decrease of $273.6 million. Results for 2008 were mainly affected by $260.3 million in exploration expenses, $27.5 million in general and administrative expenses, $17.6 million in interest expense, $62.9 million in mainly unrealized foreign exchange losses, offset by a $201.4 million gain on the sale of the Company’s controlling stake in Jinshan Gold Mines Inc. and $34.0 million in income from discontinued operations.

Exploration expense of $260.3 million in 2008 decreased $43.7 million from $304.0 million in 2007. The exploration expenses included $207.3 million spent in Mongolia, primarily for Oyu Tolgoi and Ovoot Tolgoi ($274.9 million in 2007), and $46.5 million incurred by Ivanhoe Australia ($22.1 million in 2007).

Ivanhoe Mines’ cash position, on a consolidated basis at December 31, 2008, was approximately $384.1 million.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

INDEX

The MD&A is comprised of the following sections:

1.	Selected Annual Financial Information	4

2.	Review of Operations	4

	A. Exploration Activities	5

	B. Discontinued Operations	17

	C. Administrative and Other	18

3.	Selected Quarterly Data	19

4.	Fourth Quarter	20

5.	Liquidity and Capital Resources	20

6.	Share Capital	23

7.	Outlook	23

8.	Off-Balance-Sheet Arrangements	24

9.	Contractual Obligations	25

10.	Changes in Accounting Policies	25

11.	Critical Accounting Estimates	26

12.	Recent Accounting Pronouncements	28

13.	International Financial Reporting Standards	29

14.	Risks and Uncertainties	29

15.	Related-Party Transactions	40

16.	Disclosure Controls and Procedures	42

17.	Management’s Report on Internal Control over Financial Reporting	42

18.	Qualified Persons	43

19.	Oversight Role of the Audit Committee	43

20.	Cautionary Statements	43

21.	Forward-Looking Statements	44

22.	Management’s Report to Shareholders	45

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

SELECTED ANNUAL FINANCIAL INFORMATION

This selected financial information is in accordance with U.S. GAAP as presented in the annual consolidated financial statements.

	Years Ended December 31,
	2008	2007	2006
	($ in millions of U.S. dollars, except per share information)

Revenue	$3.1	$—	$—
Exploration expenses	(260.3)	(304.0)	(213.0)
General and administrative	(27.5)	(27.1)	(28.2)
Foreign exchange (losses) gains	(62.9)	11.9	0.4
Gain on sale of long-term investment and note receivable	201.4	1.0	2.7
Write-down of carrying value of investment held for sale	—	(134.3)	—
Write-down of carrying value of long-term investments	(7.1)	—	(1.0)
Write-down of carrying value of other long-term investments	(18.0)	(24.5)	—
Net loss from continuing operations	$(218.1)	$(489.6)	$(218.3)
Net income from discontinued operations	34.0	31.9	19.6

Net loss	$(184.1)	$(457.7)	$(198.7)

Net loss per share from continuing operations	$(0.58)	$(1.31)	$(0.65)
Net income per share from discontinued operations	0.09	0.09	0.06

Net loss per share	$(0.49)	$(1.22)	$(0.59)

Total assets	$742.2	$530.2	$703.2

Total long-term financial liabilities	$354.4	$142.9	$5.1

REVIEW OF OPERATIONS

Ivanhoe Mines is an international mining company with operations in Central Asia and the Asia Pacific region. Principal assets include:

•	Ivanhoe Mines’ 100%-owned Oyu Tolgoi Copper and Gold Project in southern Mongolia.

•	Ivanhoe Mines’ 80% stake in SouthGobi, which is producing and selling coal from its Ovoot Tolgoi Mine in southern Mongolia to customers in China and has ongoing exploration and development programs at several other Mongolian and Indonesian coal prospects.

•	Ivanhoe Mines’ 83% stake in Ivanhoe Australia, which is exploring its Cloncurry Iron-Oxide-Copper-Gold (IOCG) Project in Queensland, Australia.

•	Ivanhoe Mines’ 49% interest in Altynalmas Gold which owns the Bakyrchik Gold Mine in Kazakhstan.

Ivanhoe Mines is primarily engaged in exploration activities, although a significant portion of its expenditures relate directly to development work at its Oyu Tolgoi Project. Exploration costs are charged to operations in the period incurred and often represent the bulk of Ivanhoe Mines’ operating loss for that period. Ivanhoe Mines expects to commence capitalizing Oyu Tolgoi development costs once an Investment Agreement is finalized with the Government of Mongolia.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

In 2008, Ivanhoe Mines recorded a net loss of $184.1 million (or $0.49 per share), compared to a net loss of $457.7 million (or $1.22 per share) in 2007, representing a decrease of $273.6 million. Results for 2008 were mainly affected by $260.3 million in exploration expenses, $27.5 million in general and administrative expenses, $17.6 million in interest expense, $62.9 million in mainly unrealized foreign exchange losses, which were offset by a $201.4 million gain on the sale of the Company’s controlling stake in Jinshan Gold Mines Inc. and $34.0 million in income from discontinued operations.

Exploration expense of $260.3 million in 2008 decreased $43.7 million from $304.0 million in 2007. The exploration expenses included $207.3 million spent in Mongolia, primarily for Oyu Tolgoi and Ovoot Tolgoi ($274.9 million in 2007), and $46.5 million incurred by Ivanhoe Australia ($22.1 million in 2007).

Ivanhoe Mines’ cash position, on a consolidated basis at December 31, 2008, was approximately $384.1 million.

Ivanhoe Mines, like other companies, is monitoring the developments in capital markets that have added new conditions and restraints on access to debt and equity financing. The Company is reviewing its 2009 capital investment program. Ivanhoe Mines is prepared to reconsider its projected pre-construction spending on the Oyu Tolgoi Project and if, necessary, act decisively to further curtail spending if sufficient progress is not made toward the timely conclusion of an Investment Agreement with the Mongolian Government.

Ivanhoe Mines remains focused on the completion of an Investment Agreement that is necessary to begin construction of the Oyu Tolgoi Project. Finalization of an Investment Agreement was delayed by a series of Mongolian political events during the past year, including a mid-year national general election. However, in February 2009, Ivanhoe Mines and its strategic partner, Rio Tinto, negotiated a draft Investment Agreement with a new Working Group appointed by the Mongolian Government. The draft Investment Agreement was approved in principle by the Cabinet and the National Security Council and has been introduced into the State Great Khural, Mongolia’s national Parliament. Parliament’s consideration of the draft agreement began in March 2009 during an extended special session. Following the expiration of the second session and requests by some Members of Parliament for additional clarification and review, the discussion was adjourned to the regular spring session of Parliament scheduled to begin in early April 2009.

A.	EXPLORATION ACTIVITIES

In 2008, Ivanhoe Mines expensed $260.3 million in exploration and development activities, compared to $304.0 million in 2007. In 2008, Ivanhoe Mines’ exploration activities were largely focused in Mongolia and Australia.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

Summary of exploration and development expenditures by location:

	Years Ended December 31,
	2008	2007
	($000’s of U.S. dollars)

Mongolia
Oyu Tolgoi	$155,999	$245,520
Coal Division	44,696	14,760
Other Mongolia Exploration	6,560	14,595

	207,255	274,875
Australia	46,457	22,096
Indonesia	4,547	3,669
Other	2,022	3,384

	$260,281	$304,024

MONGOLIA

OYU TOLGOI COPPER-GOLD PROJECT

The Oyu Tolgoi Project is approximately 550 kilometres south of Ulaanbaatar and 80 kilometres north of the Mongolia-China border. Mineralization on the property consists of copper, gold and molybdenum contained in a porphyry system that has been established to date along a structural corridor that extends over 20 kilometres. Mineral resources have been identified in a series of deposits along this corridor, including the Southern Oyu group of deposits, the Hugo Dummett Deposit and the Heruga Deposit. In March 2008, an updated Oyu Tolgoi Technical Report prepared by GRD Minproc Limited was released. This estimate can be found in the 2008 Annual Information Form on www.sedar.com.

In 2008, Ivanhoe Mines incurred exploration expenses of $156.0 million at Oyu Tolgoi compared to the $245.5 million incurred in 2007. The $156.0 million included a significant portion of expenditures related directly to development work. It is expected that Ivanhoe Mines will commence capitalizing Oyu Tolgoi development costs once an Investment Agreement is finalized with the Government of Mongolia.

Oyu Tolgoi awaiting an approved Investment Agreement

For several years now, the completion of an acceptable Investment Agreement with the Government of Mongolia for the development of the Oyu Tolgoi Project has been a priority for Ivanhoe Mines.

Mongolia’s Minerals Law provides for the completion of Investment Agreements to establish long-term stability of taxation and other fiscal policies and assurances regarding the operational environment necessary for new mine developments. Any eventual Investment Agreement will be reviewed and approved by the State Great Khural, which is Mongolia’s national Parliament.

An initial draft Investment Agreement was negotiated by Ivanhoe Mines and its strategic partner, Rio Tinto, with the Government of Mongolia in 2007. While this draft agreement was reviewed by a Parliamentary standing committee in late 2007, it subsequently was withdrawn by Prime Minister S. Bayar in December 2007, ahead of the June 2008 general election, for review and evaluation by an independent international expert.

The governing Mongolian People’s Revolutionary Party (MPRP) won a clear majority in the June 2008 election, gaining more than 60% of the 76 seats in Parliament. Following the election, the MPRP and opposition

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

Democratic Party (DP) agreed to establish a coalition government. Under the terms of the coalition government, the MPRP holds 60% of the cabinet seats, with 40% allocated to DP members. An action plan adopted by the coalition government assigned a high priority to ensuring that large, strategic mineral deposits, including the Oyu Tolgoi Project, are put into economic production.

In January 2009, Ivanhoe Mines and Rio Tinto re-started negotiations with a newly formed Government Working Group for a competitive Investment Agreement that would recognize the realities of the current international investment environment and the economic benefits inherent in the development of the Oyu Tolgoi Project.

In late February 2009, the negotiators reached agreement on an acceptable draft Investment Agreement and a companion Shareholders’ Agreement. The draft agreements were reviewed and approved in principle by the Cabinet and the National Security Council. Following the completion of negotiations, each page of the draft Investment Agreement was initialled by representatives of the Mongolian Cabinet and of Ivanhoe Mines Mongolia Inc. before the document was presented to Parliament as part of the final approval process.

In March, the draft agreement was introduced into Parliament, which was meeting in an extraordinary winter session to address budgetary measures related to the international financial crisis, and also the anticipated Oyu Tolgoi agreement.

On March 13, after an initial review of the Oyu Tolgoi Investment Agreement by the Parliament’s Standing Committee on Economics, the Parliament announced that the extension of the winter session would adjourn and that further discussions regarding the agreements would resume during the regular spring session in early April. A news release issued by the Parliament’s press office stated, in part, that resumption of the review of the Oyu Tolgoi Investment Agreement would be placed “at the top of the government’s action agenda to help ensure that new investment is directed to Mongolia and new jobs are created for Mongolians to help our economy weather the present international financial crisis.”

The release also stated: “The coalition government believes that the draft agreement represents a significant step forward in the development of Mongolia’s mineral wealth to benefit present and future generations of Mongolians, and the nation.”

The Parliament’s press statement noted that the Standing Committee on Economics had made significant progress in reviewing the agreement and that Members of Parliament had requested that certain points be clarified. A Working Group formed to address the issues was directed to continue its review during the break between the parliamentary sessions.

Ivanhoe Mines and Rio Tinto are continuing their cooperation with the Working Group during the short parliamentary recess to prepare additional information to facilitate an early approval of the agreements by Parliament. Ivanhoe Mines and Rio Tinto remain prepared to complete an Investment Agreement with the Government that is equitable and fair for both sides.

The companies also are continuing to assess the implications for the Oyu Tolgoi Project and its development schedule as a result of the delays in approval that have been experienced in Mongolia, the sharp declines in certain commodity prices and continuing uncertainty in international financial markets.

Oyu Tolgoi Project Development

Underground development program advancing at high-grade Hugo Dummett North Deposit

Ivanhoe Mines completed the construction of its No. 1 Shaft at the Oyu Tolgoi Project to the full depth of 1,380 metres in February 2008 as planned. No. 1 Shaft has a diameter of 7.3 metres, is concrete-lined to a finished

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

diameter of 6.7 metres, and includes a headframe, hoisting facilities, power station, air compressors and ventilation equipment. The design allows for future conversion to permit the shaft to be used as a permanent hoisting facility. Following completion of the shaft loadout facilities in March 2008, two lateral characterization tunnels were commenced at the proposed Lift 1 elevation of the Hugo North block-cave mine. The tunnels will enable further resource drilling, which will provide geotechnical information to support completion of the mine design and become part of the pre-production program for the development of the initial block cave.

A total of 594 metres was developed laterally at the 1,300-metre level by the underground mining contractor, utilizing Ivanhoe Mines’ fleet of underground mining equipment. The development included the establishment of the “station” at the 1,300-metre level and incorporated a substation, a refuge chamber, a pump station and a heavy-equipment workshop. On August 16, 2008, a portion of an empty fuel tank being lowered down Shaft No. 1 broke loose from its hoisting harness at the 205-metre level and fell approximately 1,100 metres to the bottom of the shaft. Standard safety precautions routinely observed during such operations ensured that no employees were in direct danger from the falling equipment. The incident caused damage to the shaft infrastructure, including ventilation ducting and electrical cabling. Shaft repairs were completed in February 2009.

On March 12, 2009, Ivanhoe Mines Mongolia regretfully announced that an industrial accident in Shaft No. 1 at Oyu Tolgoi had resulted in fatal injuries to a 31-year-old employee of Redpath, a contracting company in charge of shaft and underground operations, and non-life-threatening injuries to two colleagues. The accident occurred when a length of electrical cable apparently separated from support brackets and fell onto a work platform. The Oyu Tolgoi project has a rigorous safety program, which extends to all contractors and site personnel. Ivanhoe Mines Mongolia and Redpath are participating in the accident investigation with Mongolian authorities.

Other work conducted during 2008 included the preparation of the pre-production development implementation plan. The draft plan, which was formulated during Q3’08, outlines the schedule and methodology, with the objective of maximizing the value from the No. 1 Shaft before the No. 2 Shaft is commissioned. In November 2008, underground operations were scaled back and the workforce was reduced by 50%. Work has continued with a day-shift only.

Construction of the No. 2 Shaft started in 2007 with the excavation of the shaft collar. By December 2007, concrete work had been completed to a point 13 metres below the surface. No. 2 Shaft will be a combined production/service shaft and is being designed to accommodate two 54-tonne-capacity skips and a cage with a payload capacity of 44 tonnes. The shaft will have a finished diameter of 10 metres and will be sunk to an initial depth of 1,466 metres. No work was undertaken on site for the No. 2 Shaft during 2008; however, detailed engineering progressed as planned.

Ivanhoe Mines received $121.5 million from Rio Tinto from the sale of Oyu Tolgoi mining equipment

During 2008, Ivanhoe Mines received $121.5 million from Rio Tinto from the sale of large equipment to be used in the construction of the Oyu Tolgoi copper and gold mining complex in Mongolia.

The $121.5 million related to an equipment-sale agreement that was executed in August 2008 between Ivanhoe Mines and Rio Tinto. The agreement provided for Rio Tinto to purchase certain project equipment already purchased or ordered by Ivanhoe Mines while Ivanhoe Mines and Rio Tinto continue to engage the Government of Mongolia in discussions on an acceptable Investment Agreement. Ivanhoe Mines plans to use these funds for future development of Oyu Tolgoi. In addition, Rio Tinto can require Ivanhoe Mines to repurchase the equipment that has been sold to Rio Tinto — and any other equipment purchased by Rio Tinto as part of this agreement — if an acceptable Investment Agreement is reached with the Government of Mongolia. Ivanhoe Mines also has a right of first refusal to repurchase the equipment if Rio Tinto deems it appropriate to use the equipment elsewhere.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

Engineering and development advancing in readiness for mine construction

The principal aims of the engineering and development team for 2008 were to keep the project in a position to commence construction and development while maintaining a conservative cost profile. The completion of the No. 1 Shaft and transition to the operations team occurred in Q2’08. Capital project work concentrated on the progression of infrastructure and concentrator engineering, small-scale construction of some site infrastructure and planning for the start of full-scale construction. These strategies resulted in a decrease of the project workforce to approximately 600 people in the areas of engineering, construction and mining.

Ivanhoe Mines has continued to advance mine planning, engineering and pre-construction work, and will prepare an update to the Oyu Tolgoi Project’s Integrated Development Plan once an acceptable Investment Agreement has been negotiated with the Government of Mongolia and approved by all parties — including the Board of Directors of Ivanhoe Mines.

Oyu Tolgoi Exploration

During 2008, Ivanhoe Mines completed approximately 36,092 metres of drilling on the Oyu Tolgoi project, with 19,224 metres on the Heruga Entrée Joint Venture area and 9,000 metres on the area between Heruga and Southwest Oyu. An additional 1,000 metres of drilling was completed on the area between Heruga and Southwest Oyu in early 2009.

Additional drilling increases size of Heruga Deposit

In March 2008, Ivanhoe Mines announced the first resource estimate for the Heruga Deposit. Since March 2008, 14 exploration holes have been drilled that have targeted the western, southwestern and northern ends of the Heruga Deposit. Drilling at the northern end of Heruga has significantly added to the size of the deposit. In particular, hole EJD0034, at the northeast corner of the drilled area, just south of the Entrée Gold-IMMI JV licence boundary, intersected approximately 200 metres of 1.8 g/t gold and 0.43% copper between 1,602 metres and 1,830 metres. This mineralization is open to the east. In the next section, 200 metres to the north across the JV boundary, OTD1490 intersected 224 metres of 0.65g/t gold and 0.43% copper from 1,540 metres, including 68 metres of 1.1g/t gold and 0.35% copper from 1,696 metres. The mineralization is open to the east and north. The additional drilling has not yet been included in a resource update.

Oyu Tolgoi exploration now concentrated on gold-rich copper discovery between Heruga and Southern Oyu Deposits

In December 2008, Ivanhoe Mines discovered a new zone of high-grade gold and copper mineralization, which has characteristics of the earlier high-grade discoveries at the Hugo Dummett and Southwest Oyu deposits. The latest discovery is highly significant because it indicates that there is a strong probability of an additional gold-rich copper deposit between the previously discovered Heruga Deposit and the Southwest Oyu Deposit. An objective of the ongoing drilling is to establish whether there is a continuous, high-grade mineralized connection between the major Oyu Tolgoi deposits to the north and the Heruga Deposit to the south.

The discovery, which is open to expansion in all directions, is within Ivanhoe Mines’ 100%-owned Oyu Tolgoi Mining Licence. It is located in the three-kilometre gap between the Heruga Deposit, which was discovered on the joint Ivanhoe-Entrée licence area in 2007, and Ivanhoe Mines’ 100%-owned Southern Oyu deposits that were delineated by Ivanhoe Mines’ earlier exploration between 2001 and 2005.

Holes OTD1487 and OTD1484 drilled on a section 1.5 kilometres north of the Heruga Deposit and 1.5 kilometres south of the Southwest Oyu Deposit targeted a gradient-array Induced Polarization (IP) chargeability anomaly that extends from Heruga to Southwest Oyu. OTD1487A intersected zones of Southwest Oyu-style, high-

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

grade copper and gold mineralization over a distance of 369.3 metres grading 0.83 g/t gold, 0.53% copper, and 64 ppm molybdenum (1.09% copper equivalent). This included an intersection of 78.3 metres grading 2.13 g/t gold, 0.82% copper and 126 ppm molybdenum (2.24% copper equivalent) between 2,258 and 2,336 metres downhole. In addition, this also included a sub-interval of 16.3 metres grading 4.70 g/t gold, 1.56% copper and 168 ppm molybdenum (4.64% copper equivalent). The hole ended at 2,336 metres in mineralization. Drilling is continuing on this section.

Geological mapping and ground magnetometer surveys locate southern extension of Heruga Deposit

During 2008, detailed ground magnetometer surveys were carried out over the Heruga Deposit and its extensions to the southwest and northeast. Detailed geological mapping is ongoing at Heruga over the same area as the ground magnetometer survey. In conjunction, these surveys have resulted in a far better understanding of the geology. The most important feature of note is a north-northeast-striking belt of andesitic dykes intruding a belt of Carboniferous Ignimbrites and volcanics that is the surface manifestation of the zone between the East and West Bor Tolgoi faults, where the Heruga Deposit is located some 1,000 metres below.

Broader reconnaissance geological mapping is also ongoing south of the Oyu Tolgoi licence. The highlight of this mapping is the discovery of a faulted extension to the surface geology that hosts the Heruga Deposit. The extension, on the Entrée Gold — Ivanhoe Mines joint-venture ground, is displaced two to three kilometres to the west of the southern end of Heruga and continues for another three kilometres before being cut off by younger granites. An IP anomaly is present where mineralization might be expected at depth below the Devonian cover rocks.

Entrée Gold Joint Venture is being formed

In June 2008, the $35.0 million earn-in amount was reached on the Entrée Gold-Ivanhoe Mines joint-venture agreement areas, which include the Heruga Deposit and the Hugo North Extension areas. Ivanhoe Mines now has earned a participating interest of 80% in all minerals extracted below a sub-surface depth of 560 metres on the optioned property and a 70% participating interest in all minerals extracted from surface to a depth of 560 metres. An 80%-20% Ivanhoe Mines-Entrée Gold joint-venture is being formed. Ivanhoe Mines directly held approximately 14.6% of the issued and outstanding share capital of Entrée Gold at December 31, 2008.

MONGOLIA

COAL PROJECTS

SOUTHGOBI ENERGY RESOURCES (80% owned)

SouthGobi’s Ovoot Tolgoi coal mine in production

SouthGobi began mining and stockpiling coal at its Ovoot Tolgoi Project in southern Mongolia’s Gobi region in April 2008. The Ovoot Tolgoi mine is 45 kilometres north of Mongolia’s border with China. The official start of mining culminated months of development and preparations, including the delivery of a fleet of surface-mining equipment valued at approximately $16 million during Q1’08.

At the beginning of June 2008, the mine started operating on a full-time 24-hour basis. Regular manpower rotation at the site is in effect, with crew rotations every 14 days. At December 31, 2008, SouthGobi employed 222 employees in Mongolia, 10 of which are expatriates and 212 are Mongolian nationals. Of the 222 employees, 33 are in the Ulaanbaatar office, 185 are at the mine site and the remainder is at outlying, smaller offices close to the mine site.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

Coal sales at the mine gate were initiated in late September 2008. During 2008, SouthGobi mined 1.16 million tonnes of coal consisting of approximately 220,000 tonnes of oxidized steam coal and 940,000 tonnes of premium coal. Total waste mined in 2008 was 2.5 million Bank Cubic Meters (BCM), resulting in a strip ratio of approximately 2.19 BCM waste per tonne of saleable coal. SouthGobi recognized revenue of $3.1 million in 2008, representing approximately 113,000 tonnes of coal sold at an average realized selling price at the mine gate of approximately $29 per tonne. Operating expenses consisted of cost of product sold of $0.9 million at an average cash cost of product sold of $8.30 per tonne, mine administration costs of $1.0 million and depreciation and depletion costs of $0.3 million.

Work on the new shop complex, camp and airstrip surfacing at Ovoot Tolgoi continued throughout Q4’08. The airstrip surfacing project was completed at year end and certified in early 2009. The camp and shop building contractor worked throughout most of the winter months, which should permit completion of the camp and the shop facilities by mid-2009.

SouthGobi has experienced difficulty, from time to time, expediting the movement of its coal shipments through the Ceke border point on the Mongolia-China border due to unpredictable opening hours and sporadic closures. Prior to March 2009, the border crossing only operated five days a week, on dayshift, limiting the amount of coal SouthGobi was able to sell to customers in China. As a result, SouthGobi has temporarily curtailed production to decrease current mine stockpiles and preserve cash. On March 22, 2009, the border extended its operations to seven days a week / eight hours a day. The Mongolian Government and SouthGobi are coordinating efforts to open the border-crossing access 24 hours a day / seven days a week for SouthGobi’s coal shipments.

In 2008, SouthGobi ordered a second fleet of coal mining equipment for the open-pit mine at a cost of approximately $31 million, of which a $16 million deposit has already been paid. The fleet is scheduled for delivery late in Q2’09 and is expected to expand annual production capacity for the Ovoot Tolgoi mine to approximately 2.9 million tonnes in 2009.

SouthGobi has reported a revision of the previous independent resource estimate for the West Field at its Ovoot Tolgoi coal mine in Mongolia

In July 2008, SouthGobi announced that its independent technical consultant, The Americas Group, Inc. (TAG) of Lakewood, Colorado had prepared a new resource estimate for the West Field portion of the Ovoot Tolgoi coal project in Mongolia. TAG subsequently advised SouthGobi, and SouthGobi announced in March 2009, that errors had been discovered in the resource estimate and that these errors resulted in an overstatement of the resources in the West Field reported by SouthGobi in July 2008, primarily in the indicated and inferred categories. However, the current resource estimates for the separate South-East Field and the Ovoot Tolgoi underground project are not affected by the errors. The current mining plan and operations at Ovoot Tolgoi, which are based on an earlier estimate of the West Field coal resources as of December 31, 2006, are also unaffected.

SouthGobi will appoint a major international engineering firm to complete a new technical report for the Ovoot Tolgoi project incorporating outstanding data obtained from drilling to the end of 2008, reflecting a redesign of the surface mine to a depth of 300 metres from the present 250 metres, updating the resource models and delineating reserves based on at least a pre-feasibility level of engineering. SouthGobi expects to receive this report later in 2009. SouthGobi management believes this new report will more fully demonstrate the potential of the Ovoot Tolgoi coal deposit.

SouthGobi made considerable progress in identifying additional resources at Ovoot Tolgoi in 2008, drilling over 23,200 metres down to a depth of 800 metres in the West Field. In addition, there are 3,800 metres of drill data from 2007 in the South-East Field that still require modelling. Interpretation of the 2008 drilling is still in progress however it suggests that coal potential is continuous along strike and at depth. SouthGobi management is very

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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encouraged by the drill results and believes that the data obtained will provide a basis for establishing additional resources. Further exploration drilling is planned for the summer of 2009 aimed at expanding the Ovoot Tolgoi Resource base still further.

The incorrect West Field resource estimate prepared by TAG is shown in Table 1 below:

Table 1: TAG Surface Coal Resources Summary for the West Field of the Ovoot
Tolgoi Project as of June 20, 2008
(incorrect — as originally reported in July 2008)

		Resources at Ovoot Tolgoi
	ASTM Coal	Measured	Indicated	Inferred
Resource Area	Rank	(Tonnes)	(Tonnes)	(Tonnes)

West Field	hvB to hvA	79,567,545	113,623,016	138,821,278
Total		193,190,561		138,821,278

According to TAG, an arithmetical error in calculating the resources and an error in the resource model resulted in the resource estimate being overstated. TAG has since corrected the errors and re-calculated the resource estimate as shown in Table 2 below:

Table 2: TAG Surface Coal Resources Summary for the West Field of the Ovoot
Tolgoi Project as of June 20, 2008
(corrected)

		Resources at Ovoot Tolgoi
	ASTM Coal	Measured	Indicated	Inferred
Resource Area	Rank	(Tonnes)	(Tonnes)	(Tonnes)

West Field	hvB to hvA	74,973,000	27,687,000	18,761,000
Total		102,660,000		18,761,000

Including the restated West Field resource estimate, the estimated combined resources for the South-East Field and the West Field of the Ovoot Tolgoi Project are shown in Table 3 below. The restated West Field resource estimate is based on data to June 20, 2008. The resource estimate for the South-East Field is based on data to December 31, 2006.

Table 3: Restated Ovoot Tolgoi West Field and South-East Field In-Place Surface
Coal Resources Summary

		Resources at Ovoot Tolgoi
	ASTM Coal	Measured	Indicated	Inferred
Resource Area	Rank	(Tonnes)	(Tonnes)	(Tonnes)

South-East Field	hvB to hvA	49,752,000	15,987,000	6,502,000
West Field	hvB to hvA	74,973,000	27,687,000	18,761,000
Total		168,399,000		25,263,000

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Ovoot Tolgoi Underground Project — thick seams of coking and semi-soft coals identified at depth provide potential for the development of an underground mining operation

In March 2008, a NI 43-101-compliant resource estimate was filed on the underground mining potential at Ovoot Tolgoi. The resource estimate is shown in Table 4.

Table 4: Underground Resources Summary for the West Field of the Ovoot
Tolgoi Project

		Underground Resources
		at Ovoot Tolgoi
	ASTM Coal	Measured	Indicated	Inferred
Resource Area	Rank	(Tonnes)	(Tonnes)	(Tonnes)

West Field	mhB to hvA	3,867,000	12,590,000	36,735,000
Total		16,457,000		36,735,000

The 2008 exploration program concentrated on the underground West Field. This drilling was conducted to obtain additional information about the structure and quality of the deep underground coal mineralization. SouthGobi expects to carry out the same type of program in 2009 on the South-East Field at Ovoot Tolgoi. The drilling conducted in 2006 and 2007 has identified coking and semi-soft coal at depths of between 250 metres and 600 metres below surface, beneath the lower boundaries of the planned open pits at the South-East and West Fields. The 2008 program in the West Field has extended the depth of the potential mine to 700 metres. The No. 5 coal seam continues to be open to depth and along strike.

Sumber Project a new coal discovery near Ovoot Tolgoi

In June 2008, SouthGobi announced that it had intersected significant thicknesses in near-surface seams of high-quality coking and thermal coal at the new Sumber Coal Project, including one intercept of 51.5 metres. The Sumber Project is comprised of N, O and E Fields. Sumber starts 16 kilometres east of Ovoot Tolgoi and stretches to the east for approximately 18 kilometres.

The 2008 drilling program was completed in Q4’08 and the results are expected to provide the basis for a resource estimate in 2009. A geotechnical drilling program and water study are planned for 2009. Once completed, mine planning will be initiated and an application for a mining licence will be submitted for development of this project.

SouthGobi closed four equity financings in 2008

During 2008, SouthGobi completed four private-equity financings to raise a total of C$142.9 million. The bulk of these financings were used to further develop Ovoot Tolgoi along with other development projects, exploration activities and for general corporate and administrative purposes.

SouthGobi names senior Asia mining investment banker Alexander Molyneux as President to lead the expansion of coal projects in Mongolia and Indonesia

In February 2009, SouthGobi announced the appointment of Alexander Molyneux as SouthGobi’s new President, effective April 27, 2009. Mr. Molyneux will be responsible for business and corporate development initiatives. Mr. Molyneux most recently was Managing Director, Head of Metals & Mining Investment Banking, Asia Pacific, with Citigroup.

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INDONESIA

COAL PROJECTS

SOUTHGOBI ENERGY RESOURCES (80% owned)

SouthGobi increased its working interest in Mamahak Coal Project, Indonesia

In April 2008, SouthGobi signed a joint venture agreement to explore and develop the Mamahak Coal Project in East Kalimantan, Indonesia. Through its participation in the joint venture, SouthGobi commenced the development of a “greenfields” surface coal deposit in four concessions covering 22,976 hectares. SouthGobi had an initial 56% interest in Mamahak, with provisions to increase its working interest to 100%. In September 2008, SouthGobi announced that it had increased its working interest in the Mamahak Project from 56% to 85% for consideration of $13.2 million, comprised of $8.0 million in cash and 320,000 SouthGobi common shares. The Mamahak Project is ideally located to supply the Japanese, Korean, Indian and Chinese coastal markets.

In February 2009, SouthGobi announced that it received an initial independent NI 43-101-compliant resource estimate for the Mamahak coal project. The SW and E resource blocks on the Mamahak concession contain measured plus indicated coal resources of 12.2 million tonnes, with an additional inferred coal resource of 5.2 million tonnes. A recent bulk sample from the SW resource block within the Mamahak concession has confirmed that the resource contains high-volatile metallurgical coking coal amenable to surface mining.

The resource estimate is based on 220 drill holes completed between March 2008 and November 5, 2008. Further drilling and bulk sampling of “on-strike” extensions is continuing on both blocks.

The Mamahak Joint Venture is located in the Haloq coal-bearing formation. The coal found in this formation generally is of a quality rank ranging from sub-bituminous to bituminous with low moisture content and high fluidity values. The SW and E resource blocks cover approximately 638 hectares, approximately 3% of the total land area of the four concessions. Reconnaissance and initial field mapping has started over the larger project area. SouthGobi believes the area has the potential to host significant metallurgical coal resources.

On January 7, 2009, SouthGobi obtained a Location Permit from the local Government in East Kalimantan, allowing SouthGobi to commence surface coal mining at the SW deposit. SouthGobi is planning to initially develop the SW Block located within the Mamahak Project, which is the closest deposit to the Mahakam River. Mine development and infrastructure construction continued through March 2009.

AUSTRALIA

IVANHOE AUSTRALIA (83% owned)

A$125 million IPO successfully completed; trading initiated on the Australian Stock Exchange

On August 5, 2008, Ivanhoe Mines announced the completion of subsidiary Ivanhoe Australia’s initial public offering (IPO).

The IPO consisted of 62.5 million new shares at an offer price of A$2.00 per share, raising gross proceeds of A$125.0 million. Ivanhoe Australia, which commenced trading on the Australian Stock Exchange on August 6 under symbol IVA, is using a major portion of the IPO proceeds to finance ongoing exploration and development activities on its Cloncurry Project in northwestern Queensland. Also, A$38.4 million of the IPO proceeds was used to partially repay a portion of the A$91.0 million inter-company loan from Ivanhoe Mines. The remaining unsecured loan balance will mature in five years, with interest accruing after 18 months at the rate of BBR (Bank Bill Rate) plus 2.50% per annum.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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Cloncurry IOCG Project reports ongoing discoveries

Ivanhoe Australia incurred exploration expenses of $46.5 million on the Cloncurry Project in 2008, compared to $22.1 million in 2007. The increase of $24.4 million is largely due to increased exploration and also the inclusion in 2008 of $8.6 million in non-cash stock compensation expense for qualifying rights issued to employees and directors of Ivanhoe Australia at the time of its IPO.

Ivanhoe Australia currently holds 15 exploration permits for minerals and 20 mining leases that total 1,679 square kilometres. Applications have been filed for six additional exploration permits covering 757 square kilometres.

Ivanhoe Australia’s key projects, all situated on granted Mining Leases, are Mount Elliott, Mount Dore, Starra Line and the new Merlin molybdenum and rhenium project. Exploration and development work in 2008 focused on infill drilling at Mount Elliott and extensional drilling at Mount Dore.

With the significant fall in metal prices and the difficult economic climate, steps were taken to significantly reduce expenditures from the original IPO budget. This resulted in the reduction to four drill rigs and the retrenchment of 25 staff. The focus of activities will be on the key development properties and less emphasis on greenfields exploration. This strategy to conserve cash places Ivanhoe Australia in a strong financial position and Ivanhoe Australia expects to be fully funded for its exploration and development programs for more than two years.

Major New Discovery of Molybdenum and Rhenium — Merlin Project

During Q4’08, Ivanhoe Australia announced the discovery of a significant zone of high-grade molybdenum and rhenium mineralization, which was named the Merlin Project.

In exploration continuing into Q1’09, the Merlin discovery had been tested by approximately 90 drill holes and the assay results of 75 drill holes had been returned.

The Merlin mineralized zone is a clearly defined, high-grade body of molybdenum (Mo) and rhenium (Re) sulphide mineralization starting at a depth of about 100 metres and extending down-dip for over 400 metres, with an indicated strike length of up to 900 metres.

Two sub-zones now are recognised within the Merlin mineralization: a molybdenum and rhenium-rich footwall zone and a separate hangingwall zone rich in molybdenum, rhenium, copper and zinc.

The footwall zone, at or near the base of the shales above the silicified footwall siltstones, dips at 55 degrees to the east and consists of high-grade molybdenum and rhenium mineralization. The hangingwall sub-zone, along the sheared interface between the overlying phyllites and underlying black shales, dips at a shallower angle of between 30 and 45 degrees to the east, and also contains molybdenum and rhenium, but with higher copper and zinc. At depth, this hangingwall zone becomes more copper and zinc dominant and the molybdenum grades decrease.

Toward the surface, the footwall and the hangingwall zones merge into one thinner, 55-degree east-dipping zone. Discrete polymetallic sulphides overlie both the footwall and hangingwall molybdenum zones and continue down-dip to the east.

The current strike length of the zone, for which results are available, is over 500 metres; however, mineralization has been found over a strike length of 900 metres in step-out holes. Drilling is continuing to the north on 100-metre step-out traverses, while infill drilling is required to extend the footwall zone.

Given the high-grade nature of these results, preliminary independent checks have been completed to ensure a high level of quality assurance has been adhered to. This has caused delays for a number of the assay results.

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Preliminary project studies for evaluating the development options are progressing, with the mining, processing and marketing aspects advanced to a higher level of detail. Given the apparent high value of rhenium in the deposit, a critical area of metallurgical study is required to evaluate options for further processing of the molybdenum sulphide concentrate to allow high rhenium recovery.

Mount Elliott Project

The Mount Elliott project hosts three principal zones of copper-gold mineralization: Mount Elliott, Swan and Swell zones. Mineralization primarily is hosted in banded and brecciated calc-silicates and is associated with albite-pyroxene-magnetite-chalcopyrite-pyrite alteration.

Drilling in 2008 focused on vertical infill drilling of the Swan Zone and angle drilling of the Swell zone from the northeast under the Mount Elliott mine. The vertical drilling focused on the higher grade portion of the Swan Zone and was successful in showing that the high grade trend of mineralization runs due east-west and dips steeply north.

A total of 51,809 metres of infill drilling was completed during 2008, bringing the total Ivanhoe Australia drilling in Mount Elliott to 132,000 metres in 205 holes. Recent drilling has focussed on exploring for a link between the Mount Elliott, Swell and Swan zones at depth and to the north and on infill drilling prior to resource estimation as at December 31, 2008. The mineralization encountered thus far at Mount Elliott is open to the north, at depth and to the west.

Mount Dore Project

Metallurgical testwork on the project continues, with preliminary column heap-leach test results from the first columns showing up to 74% copper recovery after only 18 days of leaching from a near-surface sample. It is expected that the initial column leach tests will be completed soon, while results for the additional column leach tests to finish the test program will be completed during Q3’09.

Additional copper oxide and transitional sulphide mineralization previously outlined — and in some case mined — within the Ivanhoe Australia tenements will be evaluated as part of the Mount Dore study.

Starra Line Project

During 2008, the Starra Line mines were reassessed using a lower, more geologically-based cut-off and using holes drilled in early 2003 which had not been included in previous reports.

Exco Resources Shareholding and Joint Venture Agreement

Ivanhoe Australia has a 19.9% interest in Exco Resources and a joint-venture agreement on various Exco tenements. Exco is an Australian mineral exploration company listed on the Australian Stock Exchange. Exco holds extensive exploration tenements in the Cloncurry copper, uranium and gold region in northwest Queensland and the White Dam gold project in South Australia. Ivanhoe Australia’s involvement with Exco significantly expands Ivanhoe Mines’ exploration presence in the highly prospective Cloncurry region in the Mt. Isa District.

KAZAKHSTAN

Bakyrchik Gold Mine forms part of new gold company with Ivanhoe partners

On October 3, 2008, Ivanhoe Mines, which held a 70% interest in the Bakyrchik Gold Project in northeastern Kazakhstan, closed an agreement with several Kazakh strategic partners to consolidate 100% ownership of the project, and other gold-mining assets in Kazakhstan, in a new company: Altynalmas Gold. Altynalmas Gold

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initially will focus on the development of its highly prospective Kyzyl Shear assets. Ivanhoe Mines now owns 49% of Altynalmas Gold and commenced accounting for its investment using the equity method in Q4’08.

Pilot Roaster plant commissioned

Construction of a 100,000 tonnes per annum pilot roaster plant at the Bakrychik Gold Project was completed at the end of Q3’08 and commissioning began in Q4’08. Capital costs incurred on this project to December 31, 2008 were approximately $32 million. Additional changes in the ore-preparation area are planned in Q2’09 to improve the process flow to ensure the plant achieves the designed production capacity.

CHINA

Gain of $201.4 million from sale of Ivanhoe Mines’ stake in Jinshan

In May 2008, Ivanhoe Mines sold to China National Gold Group Corporation of Beijing, and its financial partners, its entire holding of 67,520,060 common shares of Jinshan, at a price of C$3.11 a share, and the Jinshan promissory note of C$7.5 million. Proceeds received totalled $216.7 million (C$217.7 million). Ivanhoe Mines recorded a $201.4 million gain on the sale of its interest in Jinshan in Q2’08.

Exploration continues in Northern China, focusing on high-quality projects for acquisition

Reconnaissance field exploration resumed in late March-early April 2008, focusing initially on central Inner Mongolia and then extended into Hebei and surrounding provinces. By the end of 2008, the program covered an area of 20,000 square kilometres of a 50,000-square-kilometre area that has been part of a major data re-evaluation and target generation program, involving detailed data reviews, field traverses and systematic rock-chip and channel sampling of all known occurrences and deposits of interest to Ivanhoe Mines. Numerous gold, gold-silver, base metal, copper and nickel-chromium-PGM targets were assessed.

Further reconnaissance exploration and completion of the work initiated in 2008 is a priority for the first and second quarters of 2009. This goal is to identify further high-quality, semi-advanced and grass-roots projects for acquisition through licence-bidding applications over unlicenced targets and joint-venture formation with, or direct purchase from, the existing licence holders.

OTHER

Ivanhoe Mines appoints Livia Mahler as an independent director

In March 2009, the Ivanhoe Mines board appointed Livia Mahler as a director. Ms Mahler is a venture capitalist and is widely recognized for her strategic insights into the Canadian venture industry. In 1996, Ms Mahler identified a critical lack of funding available to early, or seed stage technology companies in Canada. Ms Mahler championed the creation of three funds across Canada targeted specifically at early stages. As a founder and General Partner of the Vancouver based Western Technology Seed Investment Fund (WTSIF), she was instrumental in the initial funding of over 25 technology companies across BC, Alberta and Saskatchewan. In addition to her duties with WTSIF, Ms Mahler held investment responsibilities as Senior Investment Manager with the Business Development Bank of Canada’s Venture Capital Group.

B.	DISCONTINUED OPERATIONS

In February 2005, the Company sold its Savage River mining operations in Tasmania, Australia, for two initial cash payments totalling $21.5 million, plus a series of five contingent, annual payments that commenced on March 31, 2006.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

Ivanhoe Mines received the first contingent annual payment of $28.2 million in 2006. The second contingent annual payment of $20.3 million was received in 2007.

During 2008, Ivanhoe Mines received an amount of $29.2 million in relation to the third annual contingent payment.

To date, Ivanhoe Mines has received $99.2 million in proceeds from the sale of Savage River.

At December 31, 2008, Ivanhoe Mines had accrued a $28.0 million receivable in relation to the fourth contingent annual payment due on March 31, 2009. This amount is calculated based upon the actual tonnes of iron ore sold during the nine-month period that ended December 31, 2008, under the escalating price formula in the sales agreement.

C.	ADMINISTRATIVE AND OTHER

General and administrative costs.  Administrative costs in 2008 of $27.5 million were consistent with 2007 ($27.1 million).

Interest income.  Interest income of $13.2 million was consistent with 2007 ($12.9 million).

Interest expense.  The $17.6 million in interest expense for 2008 consists mainly of $17.1 million of accrued interest on the convertible credit facility with Rio Tinto. This amount increased from 2007 ($2.5 million) mainly due to the loan being fully drawn down in 2008.

Foreign exchange loss.  The $62.9 million foreign exchange loss during 2008 was mainly attributable to the weakening of the Canadian and Australian dollars against the U.S. dollar during 2008. The majority of this foreign exchange loss ($57.8 million) was unrealized at December 31, 2008.

Share of loss on significantly influenced investees.  The $10.1 million share of loss on significant influenced investees represents Ivanhoe Mines’ share of Jinshan’s, Exco’s and Altynalmas’ net loss.

Writedown of long-term investments.  The $7.1 million writedown of long-term investments relates to other-than-temporary impairment losses recorded on Ivanhoe Mines’ investments in Redox Diamonds, Exco, Intec and Jinshan.

Writedown of other long-term investments.  The $18.0 million writedown of other long-term investments in 2008 represents the December 31, 2008 impairment of the Company’s asset backed commercial paper (ABCP) holdings.

Gain on sale of long-term investment and note receivable.  The $201.4 million gain on sale of long-term investment and note receivable represents Ivanhoe Mines gain on the sale of its interest in Jinshan. Ivanhoe Mines sold its investment in Jinshan for $216.7 million in Q2’08.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

SELECTED QUARTERLY DATA

	Quarter Ended				Year Ended
	Dec-31	Sep-30	Jun-30	Mar-31	Dec-31
	2008	2008	2008	2008	2008
	($ in millions of U.S. dollars, except per share information)
Revenue	$3.1	$0.0	$0.0	$0.0	$3.1
Exploration expenses	(76.0)	(59.7)	(67.3)	(57.3)	(260.3)
General and administrative	(8.1)	(5.1)	(7.5)	(6.8)	(27.5)
Foreign exchange (losses) gains	(40.6)	(20.0)	(1.0)	(1.3)	(62.9)
Writedown of other long-term investments	(18.0)	—	—	—	(18.0)
Gain on sale of long-term investments	—	—	201.4	—	201.4
Net (loss) income from continuing operations	(168.1)	(98.7)	118.3	(69.6)	(218.1)
Income from discontinued operations	8.1	10.7	9.2	6.0	34.0
Net (loss) income	(160.0)	(88.0)	127.5	(63.6)	(184.1)
Net (loss) income per share — basic Continuing operations	$(0.45)	$(0.26)	$0.32	$(0.19)	$(0.58)
Discontinued operations	$0.02	$0.03	$0.02	$0.02	$0.09
Total	$(0.43)	$(0.23)	$0.34	$(0.17)	$(0.49)
Net (loss) income per share — diluted Continuing operations	$(0.45)	$(0.26)	$0.29	$(0.19)	$(0.58)
Discontinued operations	$0.02	$0.03	$0.02	$0.02	$0.09
Total	$(0.43)	$(0.23)	$0.31	$(0.17)	$(0.49)

	Quarter Ended				Year Ended
	Dec-31	Sep-30	Jun-30	Mar-31	Dec-31
	2007	2007	2007	2007	2007

Revenue	$0.0	$0.0	$0.0	$0.0	$0.0
Exploration expenses	(96.6)	(74.8)	(79.1)	(53.5)	(304.0)
General and administrative	(9.0)	(7.0)	(5.9)	(5.2)	(27.1)
Foreign exchange gains (losses)	2.3	2.1	6.7	0.8	11.9
Writedown of other long-term investments	(24.5)	—	—	—	(24.5)
Gain on sale of long-term investments	—	—	—	1.0	1.0
Net (loss) income from continuing operations	(265.5)	(90.0)	(78.7)	(55.4)	(489.6)
Income from discontinued operations	11.9	6.8	4.6	8.6	31.9
Net (loss) income	(253.6)	(83.1)	(74.2)	(46.8)	(457.7)
Net (loss) income per share — basic Continuing operations	$(0.71)	$(0.24)	$(0.21)	$(0.15)	$(1.31)
Discontinued operations	$0.04	$0.02	$0.01	$0.02	$0.09
Total	$(0.67)	$(0.22)	$(0.20)	$(0.13)	$(1.22)
Net (loss) income per share — diluted Continuing operations	$(0.71)	$(0.24)	$(0.21)	$(0.15)	$(1.31)
Discontinued operations	$0.04	$0.02	$0.01	$0.02	$0.09
Total	$(0.67)	$(0.22)	$(0.20)	$(0.13)	$(1.22)

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

FOURTH QUARTER

Revenue.  In Q4’08, SouthGobi commenced selling coal from its Ovoot Tolgoi coal mine. SouthGobi shipped approximately 113,000 tonnes of coal at an average realized selling price of approximately $29 per tonne.

Exploration.  In Q4’08, Ivanhoe Mines expensed $76.0 million in exploration and development activities, compared to $96.6 million in Q4’07. The majority of the $76.0 million was spent on the Mongolian properties ($71.7 million in Q4’08, compared to $85.7 million in Q4’07). Approximately $50.8 million was spent on the Oyu Tolgoi Project and $23.2 million was spent on SouthGobi’s Mongolian coal projects.

Administrative costs.  Administrative costs in Q4’08 were consistent with Q4’07.

Foreign exchange loss.  The $40.6 million foreign exchange loss during Q4’08 was attributable to the significant weakening of the Canadian and Australian dollar against the U.S. dollar. The majority of this foreign exchange loss ($37.8 million) was unrealized at December 31, 2008.

Writedown of other long-term investments.  The $18.0 million write-down of other long-term investments in Q4’08 represents the additional impairment recorded on the Company’s ABCP holdings.

Net income from discontinued operations.  Income from the Savage River mine operations totalled $8.1 million in Q4’08, compared to $11.9 million in Q4’07. The decrease of $3.8 million was due to 496,000 tonnes sold in Q4’08 versus 912,000 tonnes sold in Q4’07, slightly offset by an increase in the pellet premium being achieved in 2008.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow

Operating activities.  The $318.7 million of cash used in operating activities from continuing operations in 2008 primarily was the result of $239.7 million in cash exploration expenditures and a $53.9 million change in non-operating working capital.

Investing activities.  The $180.1 million of cash provided by investing activities in 2008 consisted of $216.7 million received from the sale of the investment in Jinshan, $121.5 million received from Rio Tinto for the sale of certain equipment and $29.2 million from the discontinued operations. These receipts from investing activities were offset by $143.9 million in property, plant and equipment purchases mainly relating to Oyu Tolgoi and Ovoot Tolgoi and $39.5 million mainly incurred purchasing additional shares in Ivanhoe Australia, SouthGobi, Jinshan and Exco Resources.

Financing activities.  Financing activities of $444.4 million in 2008 mainly consisted of $200.0 million received from additional draw downs on the Rio Tinto credit facility and $246.3 million in proceeds raised by subsidiaries. Ivanhoe Australia raised $105.8 million in August 2008 on its initial public offering on the ASX and SouthGobi raised $140.5 million by private placements in early 2008.

Liquidity and Capital Resources

Recent developments in capital markets have restricted access to debt and equity financing for many companies. As a result, the Company is reviewing its 2009 capital spending requirements and will be adjusting those spending requirements in light of the Investment Agreement negotiations. The Company also is assessing its options for financing future capital expenditures in light of prevailing conditions in international credit markets.

At December 31, 2008, consolidated working capital was $402.0 million, including cash and cash equivalents of $384.1 million, compared with working capital of $65.7 million and cash of $145.7 million at December 31,

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

2007. Included in the December 31, 2008, cash and cash equivalents balance of $384.1 million was $10.3 million of SouthGobi’s cash and cash equivalents and $40.5 million of Ivanhoe Australia’s cash and cash equivalents, which were not available for Ivanhoe Mines’ use. Based on Ivanhoe Mines’ financial position at December 31, 2008, Ivanhoe Mines believes that its existing funds should be sufficient to fund its minimum obligations, including general corporate activities, for at least the next 12 months.

Should Ivanhoe Mines be unable to negotiate an Investment Agreement that is acceptable to Rio Tinto, with the result that Rio Tinto elects not to proceed with the second tranche private placement, Ivanhoe Mines may delay, postpone or curtail certain of its planned activities for 2009 and thereafter. Ivanhoe Mines will continue to assess the need for project financing relating to the development of power and other infrastructure-related activities in association with the Oyu Tolgoi Project. See “Outlook” for further details.

Asset-Backed Commercial Paper

At December 31, 2008, the Company held non-bank-sponsored ABCP issued by a number of trusts with an original value of $60.2 million. This ABCP was rated by DBRS as R-1 (high) at the date of investment and met the criteria of the Company’s investment policy. An R-1 (high) rating by DBRS is the highest rating for commercial paper. These investments matured during Q3’07 but, as a result of liquidity issues in the ABCP market, did not settle on maturity.

On August 16, 2007, it was announced that a group representing banks, asset providers and major investors had agreed to a standstill with regard to all non-bank sponsored ABCP (the Montreal Proposal). Under the proposal, the affected ABCP was to be converted into term floating-rate notes maturing no earlier than the scheduled termination dates of the underlying assets. The Montreal Proposal called for investors to continue to roll their ABCP during the standstill period. The Company was not a signatory to this agreement.

On September 6, 2007, a pan-Canadian restructuring committee (the Committee) consisting of major investors was formed to propose a solution to the liquidity problem affecting the ABCP market. On March 17, 2008, the Committee filed an application in the Ontario Superior Court of Justice (the Court) under the Companies’ Creditors Arrangement Act asking the Court to call a meeting of the ABCP noteholders. On March 20, 2008, the Committee made available additional documents outlining the details of the proposed restructuring plan. On April 25, 2008, the plan was approved by the noteholders and was sanctioned by the Court in June 5, 2008 (the Sanction Order). On June 25 and 26, 2008, the Court of Appeal for Ontario heard motions from a group of Montreal Proposal ABCP holders seeking leave to appeal, and an appeal of, the Sanction Order (the Appeal). The Appeal was heard and a denial decision was rendered on August 18, 2008. Some of these noteholders (including Ivanhoe Mines) sought leave to appeal that decision to the Supreme Court of Canada (the SCC). On September 19, 2008, the SCC announced that it would not grant leave to hear the appeal. On December 24, 2008, an agreement was reached with all key stakeholders to amend the terms of the Committee Restructuring Plan (the Amended Plan).

On January 12, 2009, the Court granted the Amended Plan Implementation Order. On January 21, 2009, the Amended Plan restructuring was completed. Upon closing of the Amended Plan, the Company received:

•	$22.7 million of MAV2 Class A-1 Notes;

•	$22.7 million of MAV2 Class A-2 Notes;

•	$4.1 million of MAV2 Class B Notes;

•	$1.5 million of MAV2 Class C Notes;

•	$1.3 million of MAV2 IA Class 1 Notes;

•	$1.0 million of MAV2 IA Class 2 Notes;

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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(Stated in U.S. dollars except where noted)

•	$0.9 million of MAV2 IA Class 3 Notes;

•	$1.2 million of MAV2 IA Class 13 Notes;

•	$1.6 million of MAV3 TA Class 14 Notes; and

•	$3.2 million of MAV3 TA Class 25 Notes.

There is a significant amount of judgment required in estimating the amount and timing of cash flows associated with the new long-term notes. The Company has estimated the fair value of the notes considering information provided on the restructuring, the best available public information regarding market conditions and other factors that a market participant would consider for such investments.

The Company has used a discounted cash flow approach to value the long-term notes incorporating the following assumptions:

Accrued Interest from August 2007:	$2.7 million
Bankers Acceptance Rate:	1.5%
Discount Rates:	9% to 25%
Maturity Dates:	7.92 years
Expected Return of Principal:
A-1 Notes	100%
A-2 Notes	100%
B Notes	10%
C Notes	0%
IA Notes	0%
TA Notes	100%

Based on the discounted cash flow model as at December 31, 2008, the fair value of the Company’s long-term notes was estimated at $22.3 million. As a result of this valuation, the Company recorded a write-down of $18.0 million in Q4’08 in addition to the $24.5 million recorded in 2007.

Continuing uncertainties regarding the value of the assets that underlie the notes, the amount and timing of cash flows and changes in general economic conditions could give rise to a further change in the fair value of the Company’s investment in the notes, which would impact the Company’s results from operations. A 1.0% increase, representing 100 basis points, in the discount rate will decrease the fair value of the long-term notes by approximately $1.5 million.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other current assets, long-term investments, other long-term investments, note receivable from related party, accounts payable, amounts due under credit facilities, loans payable to related parties and its derivative contract.

The fair value of Ivanhoe Mines’ long-term investments was determined by reference to published market quotations, which may not be reflective of future values.

The fair value of Ivanhoe Mines’ other long-term investments, consisting of the ABCP, was determined by considering the best available data regarding market conditions for such investments, which may not be reflective of future values.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

The fair values of Ivanhoe Mines’ remaining financial instruments were estimated to approximate their carrying values, due primarily to the immediate or short-term maturity of these financial instruments.

Ivanhoe Mines is exposed to credit risk with respect to its accounts receivable. The significant concentrations of credit risk are situated in Mongolia and Australia. Ivanhoe Mines does not mitigate the balance of this risk in light of the credit worthiness of its major debtors.

Ivanhoe Mines is exposed to interest rate risk with respect to the variable rates of interest incurred on the convertible credit facility and amounts due under credit facilities. Interest rate risk is concentrated in Canada. Ivanhoe Mines does not mitigate the balance of this risk.

SHARE CAPITAL

At March 31, 2009, the Company had a total of:

•	378.1 million common shares outstanding.

•	14.0 million incentive stock options outstanding, with a weighted average exercise price of C$7.88 per share. Each option is exercisable to purchase a common share of the Company at prices ranging from C$2.82 to C$16.79 per share.

•	92.1 million share purchase warrants outstanding granted to Rio Tinto, with exercise prices ranging between US$8.38 and US$9.02 per share (Series A and B warrants). These warrants are exercisable until two years after the earlier of completion of the Investment Agreement and October 27, 2009.

•	35.0 million Series C share purchase warrants outstanding granted to Rio Tinto as part of the $350.0 million credit facility agreement, with an exercise price of US$10.00 per share. These warrants are exercisable until October 24, 2012.

•	1.4 million share purchase warrants with an exercise price of C$3.15 per share. These warrants were granted to Rio Tinto under certain anti-dilution provisions in the 2006 Private Placement Agreement (Anti-Dilution warrants). These warrants are divided into two series and have lives identical to the Series A warrants and B warrants.

OUTLOOK

The information below is in addition to the disclosure concerning specific operations included in the Review of Operations section of this MD&A.

General Economic Conditions

Current problems in credit markets and deteriorating global economic conditions have lead to a significant weakening of exchange traded commodity prices in recent months, including precious and base metal prices. Volatility in these markets has also been unusually high. It is difficult in these conditions to forecast metal prices and demand trends for products that we expect to produce from our operations. Credit market conditions have also increased the cost of obtaining capital and limited the availability of funds. Accordingly, management is reviewing the effects of the current conditions on our business.

Exchange rates

The Company holds a portion of its cash resources in currencies other than the US$. The Company expects to incur future expenditures in currencies other than the US$, most notably Canadian and Australian dollar expenditures. As a result, exchange gains and losses from holding Canadian and Australian dollars are primarily

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

unrealized and are expected to continue to fluctuate significantly given the recent volatility in foreign exchange rates.

Capital Expenditures

We continue to review our capital spending in light of current market conditions and our expectation of achieving an acceptable Investment Agreement in 2009 for the Oyu Tolgoi Project. As a result of our review, the Company may curtail a portion of its capital and operating expenditures in 2009.

The Company continues to focus major efforts on finalizing an acceptable Investment Agreement with the Government of Mongolia. Ivanhoe Mines has continued to advance mine planning, engineering and reconstruction work and will prepare an update to the 2005 Integrated Development Plan (IDP05) once an acceptable Investment Agreement has been negotiated with the Government of Mongolia.

An agreement was executed with Rio Tinto in 2008 that provided for the purchase by Rio Tinto of certain project equipment already purchased by Ivanhoe Mines and the funding of future equipment purchases while Ivanhoe Mines and Rio Tinto continue to engage the Government of Mongolia in discussions toward an acceptable Investment Agreement. In aggregate, Ivanhoe Mines received in 2008 approximately $121.5 million from the sale of the equipment to Rio Tinto. In addition, Rio Tinto can require Ivanhoe Mines to repurchase the equipment that has been sold to Rio Tinto — and any other equipment purchased by Rio Tinto as part of this agreement — once an acceptable Investment Agreement is reached with the Government of Mongolia. Ivanhoe Mines also has a right of first refusal to repurchase the equipment if Rio Tinto deems it appropriate to use the equipment elsewhere.

Should Ivanhoe Mines be unable to, or decide not to, reacquire long-lead-time equipment that has been purchased or committed to, the draft updated IDP will need to be modified to reflect the corresponding changes to the mine plan and the impact on the Oyu Tolgoi Project economics.

Other information

The Company is actively involved in advancing several other projects. These activities are expected to continue through 2009, with a focus on subsidiary SouthGobi and its mining of coal; subsidiary Ivanhoe Australia and its development activities on its Cloncurry tenements; and Altynalmas, which has completed construction of its pilot roaster plant. At the present time, SouthGobi (with the $30.0 million credit facility from Ivanhoe Mines) and Ivanhoe Australia have sufficient funds to advance their operations and development plans for 2009. Altynalmas Gold is reviewing its operating plans to determine the amount of funding that it will require from its shareholders, of which Ivanhoe Mines owns 49%.

OFF-BALANCE-SHEET ARRANGEMENTS

During the year ended December 31, 2008, Ivanhoe Mines was not a party to any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources of the Company.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

CONTRACTUAL OBLIGATIONS

	Payments Due by Period
	Less than 1			After
	Year	1 - 3 Years	4 - 5 Years	5 Years	Total
	($000’s of U.S. dollars)
Operating leases(1)	$2,488	$3,811	$3,010	$—	$9,309
Purchase obligations(1)	37,550	—	—	—	37,550
Debt obligations(2)	15,963	374,165	—	—	390,128
Other long-term obligations(3)	2,229	—	—	17,891	20,120

Total	$58,230	$377,976	$3,010	$17,891	$457,107

(1)	These amounts mainly represent various long-term contracts that include commitments for future operating payments under contracts for drilling, engineering, equipment purchases, rentals and other arrangements.

(2)	Debt obligations consist of amounts due under credit facilities and long-term convertible credit facility.

(3)	Other long-term obligations consist of asset retirement obligations.

The equipment-sale agreement entered into by Ivanhoe Mines and Rio Tinto in August 2008 provided for the purchase by Rio Tinto of $121.5 million of certain project equipment already purchased by Ivanhoe Mines and the funding of future equipment purchases while Ivanhoe Mines and Rio Tinto continue to engage the Government of Mongolia in discussions toward an acceptable Investment Agreement. In addition, under this agreement Rio Tinto can require Ivanhoe Mines to repurchase the equipment that has been sold to Rio Tinto — and any other equipment purchased by Rio Tinto as part of this agreement — once an acceptable Investment Agreement is reached with the Government of Mongolia.

CHANGES IN ACCOUNTING POLICIES

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (FAS 157). In February 2008, the FASB issued a staff position that delays the effective date of SFAS 157 for all non-financial assets and liabilities except for those recognized or disclosed at least annually. Therefore, the Company has adopted the provision of FAS 157 with respect to its financial assets and liabilities only. FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is defined under FAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

In October 2008, the FASB staff issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” (“FSP FAS 157-3”), which clarifies the application of FAS 157 in an inactive market. The intent of this FSP is to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive. FSP FAS 157-3 states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgement and in some cases, observable inputs may require significant adjustment based on unobservable data. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for non-performance and liquidity risks when determining the fair value of an asset in an inactive market. FSP FAS 157-3 was effective upon issuance. The Company has incorporated the principles of FSP FAS 157-3 in determining the fair value of financial assets when the market for those assets is not active.

Valuation techniques used to measure fair value under FAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair-value hierarchy based on three levels of

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The adoption of this statement did not have a material impact on the Company’s consolidated financial condition or results of operations.

Effective January 1, 2008, the Company adopted FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Company did not elect to apply the fair value option under this Statement to any instruments.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company to establish accounting policies and to make estimates that affect both the amount and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require judgments about matters that are inherently uncertain.

A detailed summary of all of the Company’s significant accounting policies and the estimates derived therefrom is included in Note 2 to the annual Consolidated Financial Statements for the year ended December 31, 2008. While all of the significant accounting policies are important to the Company’s consolidated financial statements, the following accounting policies and the estimates derived therefrom have been identified as being critical:

•	Carrying Values of Property, Plant and Equipment;

•	Depletion and Depreciation of Property, Plant and Equipment;

•	Asset Retirement Obligations; and

•	Income Taxes.

Carrying values of Property, Plant and Equipment

Ivanhoe Mines reviews the carrying values of its property, plant and equipment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. An impairment is considered to exist if total estimated future cash flows, or probability-weighted cash flows on an undiscounted basis, are less than the carrying value of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows associated with values beyond proven and probable reserves and resources. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable future cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flows.

The estimates used by management are subject to various risks and uncertainties. It is reasonably possible that changes in estimates could occur which may affect the expected recoverability of the Company’s investments in property, plant and equipment.

Depletion and Depreciation of Property, Plant and Equipment

Property, plant and equipment comprise one of the largest components of Ivanhoe Mines’ assets and, as such, the amortization of these assets has a significant effect on the Company’s financial statements.

On the commencement of commercial production, depletion of each mining property is provided on the unit-of-production basis using estimated proven and probable reserves as the depletion basis. The mining plant and

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
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equipment and other capital assets are depreciated, following the commencement of commercial production, over their expected economic lives using either the unit-of-production method or the straight-line method.

Capital projects in progress are not depreciated until the capital asset has been put into operation.

The proven and probable reserves are determined based on a professional evaluation using accepted international standards for the assessment of mineral reserves. The assessment involves the study of geological, geophysical and economic data and the reliance on a number of assumptions. The estimates of the reserves may change, based on additional knowledge gained subsequent to the initial assessment. This may include additional data available from continuing exploration, results from the reconciliation of actual mining production data against the original reserve estimates, or the impact of economic factors such as changes in the price of commodities or the cost of components of production. A change in the original estimate of reserves would result in a change in the rate of depletion and depreciation of the related mining assets, or could result in impairment, resulting in a write-down of the assets.

Asset Retirement Obligations

The Company has obligations for site restoration and decommissioning related to its mining properties. The Company, using mine closure plans or other similar studies that outline the requirements planned to be carried out, estimates the future obligations for mine closure activities. Because the obligations are dependent on the laws and regulations of the countries in which the mines operate, the requirements could change — resulting from amendments in those laws and regulations relating to environmental protection and other legislation affecting resource companies.

Ivanhoe Mines recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

Because the estimate of obligations is based on future expectations in the determination of closure provisions, management makes a number of assumptions and judgments. The closure provisions are more uncertain the further into the future the mine closure activities are to be carried out. Actual costs incurred in future periods in relation to the remediation of Company’s existing assets could differ materially from the $20.1 million undiscounted future value of Ivanhoe Mines’ estimated asset retirement obligations at December 31, 2008.

Income Taxes

The Company must make significant estimates in respect of the provision for income taxes and the composition of its deferred income tax assets and deferred income tax liabilities. Ivanhoe Mines’ operations are, in part, subject to foreign tax laws where interpretations, regulations and legislation are complex and continually changing. As a result, there are usually some tax matters in question which may, on resolution in the future, result in adjustments to the amount of deferred income tax assets and deferred income tax liabilities, and those adjustments may be material to the Ivanhoe Mines’ financial position and results of operations.

The Company computes the provision for deferred income taxes under the liability method. Deferred taxes arise from the recognition of the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement’s carrying amounts and the tax bases of

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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certain assets and liabilities. The Company records a valuation allowance against any portion of those deferred income tax assets that management believes will, more likely than not, fail to be realized.

The determination of the ability of the Company to utilize tax loss carry-forwards to offset deferred income taxes payable requires management to exercise judgment and make assumptions about the future performance of the Company. Management is required to assess whether the Company is “more likely than not” to be able to benefit from these tax losses. Changes in economic conditions, metal prices and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.

During 2008, the Company reviewed its Canadian operating and capital tax losses. These losses historically have not been recognized on the balance sheet as the Company has not expected to realize them in the near future. The sale of the Company’s interest in Jinshan in Q2’08 will result in the Company utilizing some of these tax losses. The tax review confirmed that there are adequate tax losses to shelter the gain from the Jinshan sale.

RECENT ACCOUNTING PRONOUNCEMENTS

Recently issued United States accounting pronouncements have been outlined below.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (SFAS 141(R)). SFAS 141(R) changes accounting for acquisitions that close beginning in 2009. More transactions and events will qualify as business combinations and will be accounted for at fair value under the new standard. SFAS 141(R) promotes greater use of fair values in financial reporting. Some of the changes will introduce more volatility into earnings. SFAS 141(R) is effective for fiscal years beginning on or after December 15, 2008. The Company is currently assessing the impact that SFAS 141(R) may have on its financial position, results of operations, and cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards pertaining to (i) the nature and classification of the noncontrolling interest in the Consolidated Statement of Financial Position, (ii) attributing net income and comprehensive income to the parent and the noncontrolling interest, (iii) changes in a parent’s ownership interest in a subsidiary, and (iv) the deconsolidation of subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. SFAS 160 requires the classification of the noncontrolling interest as a separate component of stockholders’ equity. The Company is currently assessing the impact that SFAS 160 may have on its financial position, results of operations, and cash flows.

In November 2008, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (EITF 08-6), which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 provides guidance on a number of factors, including, determination of the initial carrying value of an equity method investment, performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, accounting for an equity method investee’s issuance of shares, and accounting for a change in an investment from the equity method to the cost method. EITF 08-6 is effective for fiscal years beginning on or after December 15, 2008. The Company is currently assessing the impact EITF 08-6 may have on its financial position, results of operations and cash flows.

In May 2008, the FASB issued FASB Staff Position (FSP) No. APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1). FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless embedded conversion option is required to be

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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separately accounted for as a derivative under FAS 133. Convertible debt instruments within the scope of FSP APB 14-1 are not addressed by the existing APB 14-1. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments within the scope of FSP APB 14-1 be separately accounting for in a manner that reflects the entity’s nonconvertible borrowing rate. This requires an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component will be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 is effective for fiscal years beginning on or after December 15, 2008 and will be applied retrospectively to all periods presented. The Company is currently assessing the impact of FSP APB 14-1 may have on its financial position, result of operations and cash flows.

INTERNATIONAL FINANCIAL REPORTING STANDARDS

Ivanhoe Mines has been monitoring the deliberations and progress being made by accounting standard setting bodies and securities regulators both in Canada and the United States with respect to their plans regarding convergence to International Financial Reporting Standards (IFRS). Ivanhoe Mines is a ‘domestic’ issuer under Canadian securities law and a ‘foreign private issuer’ under US Securities and Exchange Commission (SEC) regulations. Ivanhoe Mines files its financial statements with both Canadian and US securities regulators in accordance with US GAAP, as permitted under current regulations. The Accounting Standards Board in Canada and the Canadian Securities Administrators (CSA) have recently confirmed that domestic issuers will be required to transition to IFRS for fiscal years beginning on or after January 1, 2011. The CSA Staff issued Staff Notice 52-321 “Early adoption of International Financial Reporting Standards, Use of US GAAP and References to IFRS-IASB” on June 27, 2008 which confirmed that domestic issuers that are also SEC registrants are able to continue to use US GAAP. Consequently, Ivanhoe Mines is not required to convert to IFRS effective January 1, 2011. On August 27, 2008, the SEC issued a proposal which would require SEC registrants to issue their financial statement under IFRS beginning in 2014, 2015 or 2016 depending on the size of the issuer. Ivanhoe Mines is currently assessing the costs/benefits of its two options being (1) a potential conversion consistent with other Canadian issuers; or (2) a potential conversion consistent with other SEC registrants.

RISKS AND UNCERTAINTIES

Material risks and uncertainties affecting Ivanhoe Mines, their potential impact, and the Company’s principal risk management strategies, are as follows:

Ivanhoe Mines may be unsuccessful in completing an Investment Agreement with the Government of Mongolia.

Although there is no legal requirement that Ivanhoe Mines obtain an Investment Agreement from the Mongolian Government before commencing development and mining operations at the Oyu Tolgoi Project, Ivanhoe Mines believes that entering into a mutually satisfactory Investment Agreement with the Mongolian Government is of fundamental importance to the viability of the Oyu Tolgoi Project. An acceptable Investment Agreement is a prerequisite to Rio Tinto’s obligations to make an additional equity investment in Ivanhoe Mines. Although Ivanhoe Mines and Rio Tinto recently completed a mutually acceptable draft Investment Agreement with a working group appointed by the Mongolian Government which was reviewed and approved in principle by the Cabinet and the National Security Council, the draft Investment Agreement remains subject to review and approval by the Mongolian Parliament before it can become effective. There is no assurance that any approval will be forthcoming in the short term or at all as political developments and unanticipated actions within Parliament may impact the scope and terms of the draft Investment Agreement. Moreover, some risk exists that additional changes to the Minerals Law may be considered necessary by Parliament before it returns to its review of the draft

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
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agreement. If the Government seeks to impose terms and conditions that would have a significantly adverse impact on the economic viability of the Oyu Tolgoi Project or if it fails to act upon approving the Investment Agreement in a timely manner, it could effectively prevent Ivanhoe Mines from successfully concluding an Investment Agreement that is necessary for development of the Oyu Tolgoi deposit. Failure to obtain an Investment Agreement on mutually acceptable terms approved by the Mongolian Parliament is likely to have a significant adverse effect on the development of the Oyu Tolgoi Project and Ivanhoe Mines itself.

Ivanhoe Mines’ ability to carry on business in Mongolia is subject to political risk.

Ivanhoe Mines holds its interest in each of its Mongolian mineral exploration and development projects indirectly through mining licences and exploration licences that enable it to conduct operations or development and exploration activities. However, Ivanhoe Mines’ ability to conduct exploration and development activities may be subject to changes in legislation or government regulations or changes in political attitudes within Mongolia.

Government policy may change to discourage foreign investment, mining projects may be nationalized or other government limitations, restrictions or requirements not currently foreseen may be implemented. There can be no assurance that Ivanhoe Mines’ assets will not be subject to nationalization, requisition or confiscation, whether legitimate or not, by any authority or body.

There is no assurance that provisions under Mongolian law for compensation and reimbursement of losses to investors under such circumstances would be effective to restore the full value of Ivanhoe Mines’ original investment or to compensate for the loss of the current value of the Mongolian projects. Similarly, Ivanhoe Mines’ operations may be affected in varying degrees by, among other things, government regulations with respect to restrictions on production, price controls, export controls, income taxes, environmental legislation, mine safety and annual fees to maintain mineral licences in good standing. There can be no assurance that Mongolian laws protecting foreign investments will not be amended or abolished or that existing laws will be enforced or interpreted to provide adequate protection against any or all of the risks described above.

There can be no assurance that Ivanhoe Mines will be capable of raising the additional funding that it needs to carry out its development and exploration objectives.

Carrying out the development and exploration of the Oyu Tolgoi Project and the various other mineral properties in which Ivanhoe Mines holds interests depends upon Ivanhoe Mines’ ability to obtain financing through capital markets, sales of non-core assets or other means. Ivanhoe Mines expects to be able to meet short-term cash requirements for development of the Oyu Tolgoi Project and Ivanhoe Mines’ other projects from its existing financial resources, but these funds will not be sufficient to meet all anticipated development expenditure requirements. The equity investment entitlements and obligations of Rio Tinto pursuant to the Rio Tinto Transaction may, if consummated in their entirety, account for a significant portion of the development cost of the Oyu Tolgoi Project, but will be insufficient to fund the entire development cost and, in any case, there is no assurance that Ivanhoe Mines will meet the conditions necessary to trigger Rio Tinto’s additional equity investment obligations or that Rio Tinto will fully exercise its share purchase warrants and other rights to subscribe for additional Common Shares. In particular, Rio Tinto’s obligation to complete the second tranche private placement is subject to Ivanhoe Mines obtaining an Investment Agreement on terms acceptable to Rio Tinto. Until an Investment Agreement with the Government of Mongolia is actually finalized, approved and executed, it is not possible to predict if Ivanhoe Mines will be successful in negotiating and obtaining an Investment Agreement that is acceptable to Rio Tinto. Even if Rio Tinto completes its second tranche private placement under the Rio Tinto Transaction, it is permitted under the terms of the Rio Tinto Credit Agreement, to elect to apply the subscription proceeds from the second tranche private placement to the repayment of the principal and interest outstanding under the Rio Tinto Credit Agreement. Rio Tinto’s share purchase warrants are exercisable at the discretion of Rio Tinto, and Ivanhoe Mines

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

has no ability to compel the exercise of those warrants. If the second tranche private placement is not completed (or is completed, but the proceeds from it are applied to repay the amounts outstanding under the Rio Tinto Credit Agreement) and/or Rio Tinto’s share purchase warrants are not exercised, Ivanhoe Mines may be unable to obtain financing from other sources necessary for development of the Oyu Tolgoi Project, on favourable terms or at all. Even if Rio Tinto completes the maximum equity investment contemplated by the Rio Tinto Transaction, Ivanhoe Mines will need to obtain additional sources of capital to complete the development of the Oyu Tolgoi Project and to advance the development of other mineral properties. Depressed markets for precious and base metals may make it difficult or impossible for Ivanhoe Mines to obtain debt financing or equity financing. Ivanhoe Mines operates in a region of the world that is prone to economic and political upheaval and instability, which may make it more difficult for Ivanhoe Mines to obtain debt financing from project lenders. Failure to obtain additional financing on a timely basis may cause Ivanhoe Mines to postpone its development plans, forfeit rights in some or all of its properties or joint ventures or reduce or terminate some or all of its operations.

If Ivanhoe Mines is required to access credit markets to carry out its exploration and development objectives, the recent market events and conditions, including disruptions in the Canadian, United States and international credit markets and other financial systems and the deterioration of the Canadian, United States and global economic conditions, could, among other things, impede access to capital or increase the cost of capital, which would have an adverse effect on Ivanhoe Mines’ ability to fund its working capital and other capital requirements. In 2007 and into 2008, the U.S. credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage-backed securities. These conditions continued and worsened in 2008 and early 2009, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks and other financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the U.S. and other governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators, including employment levels, announced corporate earnings, economic growth and consumer confidence have deteriorated. These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies, particularly resource companies. These disruptions could, among other things, make it more difficult for Ivanhoe Mines to obtain, or increase its cost of obtaining, capital and financing for its operations. Ivanhoe Mines’ access to additional capital may not be available on terms acceptable to Ivanhoe Mines or at all.

Lack of infrastructure in proximity to Ivanhoe Mines’ material properties could adversely affect mining feasibility.

The Oyu Tolgoi Project is located in an extremely remote area in the South Gobi Region of Mongolia, which currently lacks basic infrastructure, including sources of electric power, water, housing, food and transport, necessary to develop and operate a major mining project. While Ivanhoe Mines has established the limited infrastructure necessary to conduct its current exploration and development activities, substantially greater sources of power, water, physical plant and transportation infrastructure in the area will need to be established before Ivanhoe Mines can conduct mining operations. Lack of availability of the means and inputs necessary to establish such infrastructure may adversely affect mining feasibility. Establishing such infrastructure will, in any event, require significant financing, identification of adequate sources of raw materials and supplies and necessary approvals from national and regional governments, none of which can be assured. The Ovoot Tolgoi Project is similarly located in a remote area of southern Mongolia.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

The resource and reserve estimates for Ivanhoe Mines’ projects disclosed in this MD&A are estimates only and are subject to change based on a variety of factors, some of which are beyond Ivanhoe Mines’ control. Ivanhoe Mines’ actual production, revenues and capital expenditures may differ materially from these estimates.

The estimates of reserves and resources disclosed in this MD&A, including the anticipated tonnages and grades that will be achieved or the indicated level of recovery that will be realized, are estimates and no assurances can be given as to their accuracy. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. It may also take many years from the initial phase of drilling before production is possible, and during that time the economic feasibility of exploiting a deposit may change. Reserve and resource estimates are materially dependent on prevailing metal prices and the cost of recovering and processing minerals at the individual mine sites. Market fluctuations in the price of metals or increases in the costs to recover metals from Ivanhoe Mines’ mining projects may render the mining of ore reserves uneconomical and materially adversely affect Ivanhoe Mines’ operations. Moreover, various short-term operating factors may cause a mining operation to be unprofitable in any particular accounting period.

Prolonged declines in the market price of metals may render reserves containing relatively lower grades of mineralization uneconomic to exploit and could reduce materially Ivanhoe Mines’ reserves and resources. Should such reductions occur, material write downs of Ivanhoe Mines’ investment in mining properties or the discontinuation of development or production might be required, and there could be material delays in the development of new projects, increased net losses and reduced cash flow. The estimates of mineral reserves and resources attributable to a specific property are based on accepted engineering and evaluation principles. The estimated amount of contained metals in proven and probable mineral reserves does not necessarily represent an estimate of a fair market value of the evaluated properties.

There are numerous uncertainties inherent in estimating quantities of mineral reserves and resources. The estimates in this MD&A are based on various assumptions relating to commodity prices and exchange rates during the expected life of production, mineralization of the area to be mined, the projected cost of mining, and the results of additional planned development work. Actual future production rates and amounts, revenues, taxes, operating expenses, environmental and regulatory compliance expenditures, development expenditures, and recovery rates may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could result in material downward revision to current estimates.

Mining projects are sensitive to the volatility of metal prices.

The long-term viability of the Oyu Tolgoi Project depends in large part on the world market prices of copper and gold. The market prices for these metals are volatile and are affected by numerous factors beyond Ivanhoe Mines’ control. These factors include international economic and political trends, expectations of inflation, global and regional demand, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities, increased production due to improved mining and production methods and economic events, including the performance of Asia’s economies.

The aggregate effect of these factors on metals prices is impossible to predict. Should prevailing metal prices remain depressed or below variable production costs of Ivanhoe Mines’ current and planned mining operations for an extended period, losses may be sustained and, under certain circumstances, there may be a curtailment or suspension of some or all of Ivanhoe Mines’ mining, development and exploration activities. Ivanhoe Mines would also have to assess the economic impact of any sustained lower metal prices on recoverability and, therefore, the

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

cut-off grade and level of Ivanhoe Mines’ reserves and resources. These factors could have an adverse impact on Ivanhoe Mines’ future cash flows, earnings, results of operations, stated reserves and financial condition.

The following table sets forth for the periods indicated (1) the London Metals Exchange’s high, low and average settlement prices for copper in U.S. dollars per pound and (2) the high, low and average London afternoon fixing prices for gold.

	Copper			Gold
Year	High	Low	Average	High	Low	Average

2004	$1.49	$1.06	$1.30	$454	$375	$409
2005	$2.11	$1.39	$1.67	$536	$411	$444
2006	$3.99	$2.06	$3.05	$725	$524	$604
2007	$3.77	$2.37	$3.23	$841	$604	$695
2008	$4.08	$1.26	$3.15	$1,011	$713	$872

Ivanhoe Mines’ business in Mongolia may be subject to legal risk.

The legal framework in Mongolia is, in many instances, based on recent political reforms or newly enacted legislation, which may not be consistent with long-standing local conventions and customs. As a result, there may be ambiguities, inconsistencies and anomalies in the agreements, licences and title documents upon which Ivanhoe Mines holds its interests in Mongolia, or the underlying legislation upon which those interests are based, which are atypical of more developed legal systems and which may affect the interpretation and enforcement of Ivanhoe Mines’ rights and obligations. Local institutions and bureaucracies responsible for administrating laws may lack a proper understanding of the laws or the experience necessary to apply them in a modern business context. Many laws have been enacted, but in many instances they are neither understood nor enforced and may be applied in an inconsistent, arbitrary and unfair manner, while legal remedies may be uncertain, delayed or unavailable. For decades Mongolians have looked to politicians and bureaucrats as the sources of the “law”. This has changed in theory, but often not in practice. With respect to most day-to-day activities in Mongolia government civil servants interpret, and often effectively make, the law. This situation is gradually changing but at a relatively slow pace. Accordingly, while Ivanhoe Mines believes that it has taken the legal steps necessary to obtain and hold its property and other interests in Mongolia, there can be no guarantee that such steps will be sufficient to preserve those interests.

Recent and future amendments to Mongolian laws could adversely affect Ivanhoe Mines’ mining rights in the Oyu Tolgoi Project or make it more difficult or expensive to develop the project and carry out mining.

In 2006, Mongolia implemented revisions to the Minerals Law. These revisions continue to preserve the substance of the original Minerals Law, which was drafted with the assistance of Western legal experts and was widely regarded as progressive, internally consistent and effective legislation, but the revisions have also increased the potential for political interference and weakened the rights of mineral holders in Mongolia. A number of the provisions will require further clarification from the Government about the manner in which the Government intends to interpret and apply the relevant law, which could have a significant effect on Ivanhoe Mines’ Mongolian properties, including the Oyu Tolgoi Project in particular. In addition, members of Parliament in Mongolia have recently stated that they may consider additional amendments to the Minerals Law.

The Mongolian government has, in the past, expressed its strong desire to foster, and has to date protected the development of, an enabling environment for foreign investment. However, there are political constituencies within Mongolia that have espoused ideas that would not be regarded by the international mining industry as conducive to

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

foreign investment if they were to become law or official government policy. At present, Ivanhoe Mines has no reason to believe that the government of Mongolia intends to sponsor or that Parliament intends to enact amendments to the Minerals Law or other legislation that would be materially adverse to the interests of international investors in Mongolia’s mining sector, including those of Ivanhoe Mines. Nevertheless, the Oyu Tolgoi Project has a high profile among the citizens of Mongolia and, as a burgeoning democracy, Mongolia has recently demonstrated a degree of political volatility. Accordingly, until these issues are addressed and clarified, there can be no assurance that the present government or a future government will refrain from enacting legislation or adopting government policies that are adverse to Ivanhoe Mines’ interests or that impair Ivanhoe Mines’ ability to develop and operate the Oyu Tolgoi Project on the basis presently contemplated.

Ivanhoe Mines may experience difficulties with its joint venture partners.

A portion of the Oyu Tolgoi Project property is held by Entrée and subject to the Entrée Joint Venture. Ivanhoe Mines is subject to the risks normally associated with the conduct of joint ventures, which include disagreements as to how to develop, operate and finance a project and possible litigation between the participants regarding joint venture matters. If any such risks are realized, it may have an adverse effect on Ivanhoe Mines’ ability to obtain the full economic benefit of its interest in the property that is the subject of the joint venture, which could affect its results of operations and financial condition.

Ivanhoe Mines may be unable to enforce its legal rights in certain circumstances.

In the event of a dispute arising at or in respect of, Ivanhoe Mines’ foreign operations, including the Oyu Tolgoi Project, Ivanhoe Mines may be subject to the exclusive jurisdiction of local courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada or other jurisdictions. Ivanhoe Mines may also be hindered or prevented from enforcing its rights with respect to a governmental entity or instrumentality because of the doctrine of sovereign immunity.

Changes in, or more aggressive enforcement of, laws and regulations could adversely impact Ivanhoe Mines’ business.

Mining operations and exploration activities are subject to extensive laws and regulations. These relate to production, development, exploration, exports, imports, taxes and royalties, labour standards, occupational health, waste disposal, protection and remediation of the environment, mine decommissioning and reclamation, mine safety, toxic substances, transportation safety and emergency response and other matters.

Compliance with these laws and regulations increases the costs of exploring, drilling, developing, constructing, operating and closing mines and other facilities. It is possible that the costs, delays and other effects associated with these laws and regulations may impact Ivanhoe Mines’ decision as to whether to continue to operate in a particular jurisdiction or whether to proceed with exploration or development of properties. Since legal requirements change frequently, are subject to interpretation and may be enforced to varying degrees in practice, Ivanhoe Mines is unable to predict the ultimate cost of compliance with these requirements or their effect on operations. Furthermore, changes in governments, regulations and policies and practices could have an adverse impact on Ivanhoe Mines’ future cash flows, earnings, results of operations and financial condition.

Ivanhoe Mines is subject to substantial environmental and other regulatory requirements and such regulations are becoming more stringent. Non-compliance with such regulations, either through current or future operations or a pre-existing condition could materially adversely affect Ivanhoe Mines.

All phases of Ivanhoe Mines’ operations are subject to environmental regulations in the various jurisdictions in which it operates. For example, the Oyu Tolgoi Project is subject to a requirement to prepare an environmental

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

impact assessment, as well as other environmental protection obligations. Environmental legislation is evolving in a manner which will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Ivanhoe Mines’ operations. Environmental hazards may exist on the properties in which the Ivanhoe Mines Group holds interests which are presently unknown to Ivanhoe Mines and which have been caused by previous or existing third party owners or operators of the properties.

Government approvals and permits are often required in connection with various aspects of Ivanhoe Mines’ operations. To the extent such approvals are required and not obtained, Ivanhoe Mines may be delayed or prevented from proceeding with planned exploration or development of its mineral properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on Ivanhoe Mines and cause increases in capital expenditures or production costs or reductions in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Previous mining operations may have caused environmental damage at current and former Ivanhoe Mines mining projects, and if Ivanhoe Mines cannot prove that such damage was caused by such prior operators, its indemnities and exemptions from liability may not be effective.

Ivanhoe Mines has received exemptions from liability from relevant governmental authorities for environmental damage caused by previous mining operations at current and former mining projects, including at the Bakyrchik gold project in Kazakhstan and the Cloncurry Project in Australia. There is a risk, however, that, if an environmental accident occurred at those sites, it may be difficult or impossible to assess the extent to which environmental damage was caused by Ivanhoe Mines’ activities or the activities of other operators. In that event, the liability exemptions could be ineffective and possibly worthless.

The actual cost of developing the Oyu Tolgoi Project may differ significantly from Ivanhoe Mines’ estimates and involve unexpected problems or delays.

The estimates regarding the development and operation of the Oyu Tolgoi Project are based on the IDP05. This study establishes estimates of resources, construction and development costs, operating costs and projects economic returns. These estimates are based, in part, on assumptions about future metal prices and future cost inputs, and variances in these inputs, as well as other inputs that form the basis of IDP05, may result in operating costs, construction and development costs, production and economic returns that differ significantly from those anticipated by the IDP05 and future development reports. In the case of operating costs, IDP05 derives estimates of average cash operating costs based upon, among other things:

•	anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

•	anticipated recovery rates of copper and gold from the ore;

•	cash operating costs of comparable facilities and equipment; and

•	anticipated climatic conditions.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

There are also a number of uncertainties inherent in the development and construction of any new mine, including the Oyu Tolgoi Project. These uncertainties include:

•	the timing and cost, which can be considerable, of the construction of mining and processing facilities;

•	the availability and cost of skilled labour, power, water and transportation;

•	the availability and cost of appropriate smelting and refining arrangements;

•	the need to obtain necessary environmental and other government permits, and the timing of those permits; and

•	the availability of funds to finance construction and development activities.

The cost, timing and complexities of mine construction and development are increased by the remote location of a property such as the Oyu Tolgoi Project. It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there is no assurance that future development activities will result in profitable mining operations.

Ivanhoe Mines’ valuation of its investment in the commercial paper it received as a result of the ABCP settlement may not reflect actual amounts recovered in the future

Ivanhoe Mines has valued its investment in the commercial paper resulting from the asset backed commercial paper settlement using information that is publicly available at this time. Continuing uncertainties regarding the value of the assets that underlie these investments and the amount and timing of cash flows could give rise to a further change in their fair value. There can be no assurance that Ivanhoe Mines’ investment will be recoverable in whole, in part or at all.

Ivanhoe Mines’ ability to obtain dividends or other distributions from its subsidiaries may be subject to restrictions imposed by law, foreign currency exchange regulations and financing arrangements.

Ivanhoe Mines conducts its operations through subsidiaries. Its ability to obtain dividends or other distributions from its subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. The subsidiaries’ ability to pay dividends or make other distributions to Ivanhoe Mines is also subject to their having sufficient funds to do so. If the subsidiaries are unable to pay dividends or make other distributions, Ivanhoe Mines’ growth may be inhibited unless it is able to obtain additional equity or debt financing on acceptable terms. In the event of a subsidiary’s liquidation, Ivanhoe Mines may lose all or a portion of its investment in that subsidiary.

There can be no assurance that the interest held by Ivanhoe Mines in its exploration, development and mining properties is free from defects or that material contractual arrangements between Ivanhoe Mines and entities owned or controlled by foreign governments will not be unilaterally altered or revoked.

Ivanhoe Mines has investigated its rights to explore and exploit its various properties and, to the best of its knowledge, those rights are in good standing but no assurance can be given that such rights will not be revoked, or significantly altered, to the detriment of Ivanhoe Mines. There can also be no assurance that Ivanhoe Mines’ rights will not be challenged or impugned by third parties. Ivanhoe Mines has also applied for rights to explore, develop and mine various properties, but there is no certainty that such rights, or any additional rights applied for, will be granted on terms satisfactory to Ivanhoe Mines or at all.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

The proceeds from the sale of the Savage River Project are dependent on iron ore prices and the remaining supply of ore at the Savage River Project.

The remaining portion of the proceeds payable to Ivanhoe Mines from the sale of the Savage River Project are deferred, and the amount of such payments are dependent on prevailing prices for iron ore (as represented by the Nibrasco/JSM pellet price) in the year that the compensation is paid and the total tonnage of iron ore pellets sold from the Savage River Project in that year. Such prices are very volatile and in the past prices have suffered significant declines. Lower prices mean lower corresponding payments to Ivanhoe Mines. In addition, while current reserve and resource estimates indicate that the mine will be capable of producing sufficient ore to meet the desired tonnes per year threshold for the term of deferred payments, there is no assurance that these estimates will actually bear themselves out. If insufficient ore is actually present to produce the desired threshold amount of ore, then the corresponding payments to Ivanhoe Mines will be lower.

Competition for new mining properties by larger, more established companies may prevent Ivanhoe Mines from acquiring interests in additional properties or mining operations.

Significant and increasing competition exists for mineral acquisition opportunities throughout the world. As a result of this competition, some of which is with large, better established mining companies with substantial capabilities and greater financial and technical resources, Ivanhoe Mines may be unable to acquire rights to exploit additional attractive mining properties on terms it considers acceptable. Accordingly, there can be no assurance that Ivanhoe Mines will acquire any interest in additional operations that would yield reserves or result in commercial mining operations.

There is no assurance that Ivanhoe Mines will be capable of consistently producing positive cash flows.

Ivanhoe Mines has paid no dividends on its Common Shares since incorporation and does not anticipate doing so in the foreseeable future. Ivanhoe Mines has not, to date, produced positive cash flows from operations, and there can be no assurance of its ability to operate its projects profitably. While Ivanhoe Mines may in the future generate additional working capital through the operation, development, sale or possible syndication of its properties, there is no assurance that Ivanhoe Mines will be capable of producing positive cash flow on a consistent basis or that any such funds will be available for exploration and development programs.

A substantial portion of Ivanhoe Mines’ operations involve exploration and development and there is no guarantee that any such activity will result in commercial production of mineral deposits.

Development of Ivanhoe Mines’ mineral properties is contingent upon obtaining satisfactory exploration results. Mineral exploration and development involves substantial expenses and a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to adequately mitigate. There is no assurance that additional commercial quantities of ore will be discovered on any of Ivanhoe Mines’ exploration properties. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production. The discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit, once discovered, is also dependent upon a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. In addition, assuming discovery of a commercial ore body, depending on the type of mining operation involved, several years can elapse from the initial phase of drilling until commercial operations are commenced. Most of the above factors are beyond the control of Ivanhoe Mines.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

Ivanhoe Mines cannot insure against all of the risks associated with mining.

Exploration, development and production operations on mineral properties involve numerous risks and hazards, including:

•	rock bursts, slides, fires, earthquakes or other adverse environmental occurrences;

•	industrial accidents;

•	labour disputes;

•	political and social instability;

•	technical difficulties due to unusual or unexpected geological formations;

•	failures of pit walls; and

•	flooding and periodic interruptions due to inclement or hazardous weather condition.

These risks can result in, among other things:

•	damage to, and destruction of, mineral properties or production facilities;

•	personal injury;

•	environmental damage;

•	delays in mining;

•	monetary losses; and

•	legal liability.

It is not always possible to obtain insurance against all such risks and Ivanhoe Mines may decide not to insure against certain risks as a result of high premiums or other reasons. The incurrence of an event that is not fully covered, or covered at all, by insurance, could have a material adverse effect on Ivanhoe Mines’ financial conditions, results of operations and cash flows and could lead to a decline in the value of the securities of Ivanhoe Mines. Ivanhoe Mines does not maintain insurance against political or environmental risks.

As a result of the rights to acquire Common Shares and other rights granted to Rio Tinto pursuant to the Rio Tinto Transaction and the Rio Tinto Credit Agreement, Rio Tinto has the ability to significantly influence the business and affairs of Ivanhoe Mines.

Rio Tinto’s original subscription for Common Shares pursuant to the Rio Tinto Transaction and the various rights granted to Rio Tinto to acquire additional Common Shares through the second tranche private placement, the exercise of share purchase warrants and the right to convert the indebtedness outstanding under the Rio Tinto Credit Agreement will give Rio Tinto the voting power to significantly influence the policies, business and affairs of Ivanhoe Mines and the outcome of any significant corporate transaction or other matter, including a merger, business combination or a sale of all, or substantially all, of Ivanhoe Mines’ assets. Subject to certain limited exceptions, Rio Tinto also has a right of first refusal with respect to any proposed disposition by Ivanhoe Mines of an interest in the Oyu Tolgoi Project. Rio Tinto’s share position in Ivanhoe Mines and its right of first refusal with respect to the Oyu Tolgoi Project may have the effect of delaying, deterring or preventing a transaction involving a change of control of Ivanhoe Mines in favour of a third party that otherwise could result in a premium in the market price of the Common Shares in the future.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

Rio Tinto will also be able to significantly influence the management, development and operation of the Oyu Tolgoi Project through its representatives on the Oyu Tolgoi Technical Committee, established to manage the Oyu Tolgoi Project. Provided Rio Tinto maintains a minimum level of shareholding in Ivanhoe Mines, Rio Tinto’s appointees to the Oyu Tolgoi Technical Committee will have a veto over certain specified material decisions until October 2009 and, thereafter, Rio Tinto appointees will represent a majority of the members of the Oyu Tolgoi Technical Committee and will thereby be entitled to control the ongoing decisions made by the Technical Committee.

Ivanhoe Mines is exposed to risks of changing political stability and government regulation in the countries in which it operates.

Ivanhoe Mines holds mineral interests in countries, which may be affected in varying degrees by political stability, government regulations relating to the mining industry and foreign investment therein, and the policies of other nations in respect of these countries. Any changes in regulations or shifts in political conditions are beyond the control of Ivanhoe Mines and may adversely affect its business. Ivanhoe Mines’ operations may be affected in varying degrees by government regulations, including those with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, employment, land use, water use, environmental legislation and mine safety. Ivanhoe Mines’ operations may also be affected in varying degrees by political and economic instability, economic or other sanctions imposed by other nations, terrorism, military repression, crime, extreme fluctuations in currency exchange rates and high inflation.

In certain areas where Ivanhoe Mines is active, the regulatory environment is in a state of continuing change, and new laws, regulations and requirements may be retroactive in their effect and implementation. The laws of many of the countries in which Ivanhoe Mines operates also contain inconsistencies and contradictions. Many of them are structured to bestow on government bureaucrats substantial administrative discretion in their application and enforcement with the result that the laws are subject to changing and different interpretations. As such, even Ivanhoe Mines’ best efforts to comply with the laws may not result in effective compliance in the determination of government bureaucrats.

Ivanhoe Mines’ prospects depend on its ability to attract and retain key personnel.

Recruiting and retaining qualified personnel is critical to Ivanhoe Mines’ success. The number of persons skilled in the acquisition, exploration and development of mining properties is limited and competition for such persons is intense. Ivanhoe Mines believes that it has been successful in recruiting excellent personnel to meet its corporate objectives but, as Ivanhoe Mines’ business activity grows, it will require additional key financial, administrative, mining, marketing and public relations personnel as well as additional staff on the operations side. Although Ivanhoe Mines believes that it will be successful in attracting and retaining qualified personnel, there can be no assurance of such success.

Certain directors of Ivanhoe Mines are directors or officers of, or have significant shareholdings, in other mineral resource companies and there is the potential that such directors will encounter conflicts of interest with Ivanhoe Mines.

Certain of the directors of Ivanhoe Mines are directors or officers of, or have significant shareholdings in, other mineral resource companies and, to the extent that such other companies may participate in ventures in which Ivanhoe Mines may participate, the directors of Ivanhoe Mines may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. This includes the nominees of Rio Tinto, which is entitled to nominate directors to the board of directors of Ivanhoe Mines in proportion to its holdings of Ivanhoe Mines’ issued and outstanding common shares from time to time. Certain of these nominees are or may be directors

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

or officers of, or have significant shareholdings in, Rio Tinto companies or other mineral resource companies and, to the extent that such companies may engage in business relationships with Ivanhoe Mines, the directors of Ivanhoe Mines appointed by Rio Tinto may have conflicts of interest in negotiating and concluding terms of such relationships. In all cases where directors and officers have an interest in another resource company, such other companies may also compete with Ivanhoe Mines for the acquisition of mineral property rights. In the event that any such conflict of interest arises, a director who has such a conflict will disclose the conflict to a meeting of the directors of Ivanhoe Mines and will abstain from voting for or against the approval of such participation or such terms. In appropriate cases, Ivanhoe Mines will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. In accordance with the laws of the Yukon Business Corporations Act, the directors of Ivanhoe Mines are required to act honestly, in good faith and in the best interests of Ivanhoe Mines. In determining whether or not Ivanhoe Mines will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to Ivanhoe Mines, the degree of risk to which Ivanhoe Mines may be exposed and its financial position at that time.

Capital markets are experiencing increased volatility.

In recent years and especially over the course of the last year, securities markets throughout the world have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those in the resource sector, has experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. If these increased levels of volatility and market turmoil continue, our operations could be adversely impacted and there can be no assurance that such fluctuations will not continue to affect the price of Ivanhoe Mines’ securities.

RELATED-PARTY TRANSACTIONS

The following tables summarize related party expenses incurred by Ivanhoe Mines, primarily on a cost recovery basis, with an officer of a subsidiary of Ivanhoe Mines, a company affiliated with Ivanhoe Mines, or with companies related by way of directors or shareholders in common. The tables below summarize the transactions with related parties and the types of expenditures incurred with related parties:

	Years Ended December 31,
	2008	2007
	($000’s of U.S. dollars)

Global Mining Management Corporation(a)	$8,147	$8,577
Ivanhoe Capital Aviation LLC(b)	3,840	3,840
Fognani & Faught, PLLC(c)	621	1,583
Rio Tinto plc(d)	4,783	1,330
Ivanhoe Capital Pte. Ltd.(e)	—	10
Ivanhoe Capital Services Ltd.(f)	601	958

	$17,992	$16,298

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

	Years Ended December 31,
	2008	2007

Exploration	$4,783	$1,330
Legal	621	1,583
Office and administrative	2,451	2,756
Salaries and benefits	6,297	6,789
Travel (including aircraft rental)	3,840	3,840

	$17,992	$16,298

The above noted transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Accounts receivable and accounts payable at December 31, 2008, included $0.1 million and $3.2 million, respectively (December 31, 2007 — $0.2 million and $4.0 million, respectively), which were due from/to a company under common control, a company affiliated with Ivanhoe Mines, or companies related by way of directors in common.

(a) Global Mining Management Corporation (Global) is a private company based in Vancouver owned equally by seven companies, one of which is Ivanhoe Mines. Global has a director in common with the Company. Global provides administration, accounting, and other office services to the Company on a cost-recovery basis.

(b) Ivanhoe Capital Aviation LLC (Aviation) is a private company 100% owned by the Company’s Chairman. Aviation operates an aircraft which is rented by the Company on a cost-recovery basis.

(c) An officer of a subsidiary of Ivanhoe Mines is a partner with Fognani & Faught, PLLC, a legal firm which provides legal services to Ivanhoe Mines.

(d) Rio Tinto owns 9.9% of Ivanhoe Mines. Rio Tinto provides engineering related services for the Oyu Tolgoi Project on a cost-recovery basis.

(e) Ivanhoe Capital Pte. Ltd. (ICPL) is a private company 100% owned by the Company’s Chairman. ICPL provides administration, accounting, and other office services in Singapore and London on a cost-recovery basis.

(f) Ivanhoe Capital Services Ltd. (ICS) is a private company 100% owned by the Company’s Chairman. ICS provides management services out of Singapore on a cost-recovery basis.

At the end of December 31, 2007, Ivanhoe Mines’ discontinued Savage River operations owed approximately $5.1 million to the Company’s Chairman. This debt originated as a result of the December 2000 acquisition, by Ivanhoe Mines, of the Savage River operation. Following the sale of the Savage River operations in February 2005, repayment of this balance was contingent upon Ivanhoe Mines receiving proceeds in excess of approximately $111.1 million from the sale of the Savage River operations. In October 2008, Ivanhoe Mines discharged the obligation for $4.3 million.

During October 2008, Ivanhoe Mines purchased 1.0 million common shares and 3.4 million special warrants of Ivanhoe Nickel & Platinum Ltd (Ivanplats) from two asset management firms for consideration of 2.2 million common shares of Ivanhoe Mines. The transaction closed October 24, 2008. Ivanplats is a private company and is related to Ivanhoe Mines by certain directors in common.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

DISCLOSURE CONTROLS AND PROCEDURES

Disclosure controls and procedures are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management, including the Company’s principal executive officer and principal financial officer, on a timely basis so that appropriate decisions can be made regarding public disclosure.

As of the end of the Company’s fiscal year ended December 31, 2008, an evaluation of the effectiveness of the Company’s “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) was carried out by the Company’s management with the participation of the principal executive officer and principal financial officer. Based upon that evaluation, the Company’s principal executive officer and principal financial officer have concluded that as of the end of that fiscal year, the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms and (ii) accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure.

It should be noted that while the Company’s principal executive officer and principal financial officer believe that the Company’s disclosure controls and procedures provide a reasonable level of assurance that they are effective, they do not expect that the Company’s disclosure controls and procedures or internal control over financial reporting will prevent all errors and fraud. A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over the Company’s financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with United States generally accepted accounting principles and the requirements of the Securities and Exchange Commission in the United States, as applicable. The Company’s principal executive officer and principal financial officer have assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2008 in accordance with Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, the Company’s principal executive officer and principal financial officer have determined that the Company’s internal control over financial reporting was effective as of December 31, 2008 and have certified Ivanhoe Mines’ annual filings with the U.S. Securities and Exchange Commission on Form 40-F as required by the United States Sarbanes-Oxley Act and with Canadian securities regulatory authorities.

Management reviewed the results of management’s assessment with the Audit Committee of the Company’s Board of Directors. Deloitte & Touche LLP, independent registered chartered accountants, was engaged, as approved by a vote of the Company’s shareholders, to audit and provide independent opinions on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. Deloitte & Touche LLP has provided such opinions.

Changes in internal control over financial reporting

During the year ended December 31, 2008 there were no changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

QUALIFIED PERSONS

Disclosures of a scientific or technical nature in this MD&A in respect of each of Ivanhoe Mines’ material mineral resource properties were prepared by, or under the supervision of, the “qualified persons” (as that term is defined in NI 43-101) listed below:

Relationship to
Project	Qualified Person	Ivanhoe Mines

Oyu Tolgoi Project	Stephen Torr, P.Geo, Ivanhoe Mines	Employee of the Company
Ovoot Tolgoi Project	Stephen Torr, P.Geo, Ivanhoe Mines	Employee of the Company

OVERSIGHT ROLE OF THE AUDIT COMMITTEE

The Audit Committee reviews, with management and the external auditors, the Company’s MD&A and related consolidated financial statements and approves the release of such information to shareholders. For each audit or quarterly review, the external auditors prepare a report for members of the Audit Committee summarizing key areas, significant issues and material internal control weaknesses encountered, if any.

CAUTIONARY STATEMENTS

LANGUAGE REGARDING RESERVES AND RESOURCES

Readers are advised that National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101) of the Canadian Securities Administrators requires that each category of mineral reserves and mineral resources be reported separately. For detailed information related to Company resources and reserves, readers should refer to the Annual Information Form of the Company for the year ended December 31, 2008, and other continuous disclosure documents filed by the Company since January 1, 2009, at www.sedar.com.

NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES

This document, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. Without limiting the foregoing, this document, including the documents incorporated by reference herein, uses the terms “measured”, “indicated” and “inferred” resources. United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of “contained ounces” is a permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in this document, or in the documents incorporated by reference, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC. National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101) is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this document have been prepared in accordance with NI 43-101. These standards differ significantly from the requirements of the SEC, and reserve and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies. NI 43-101 permits a historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (d) includes any more recent estimates or data available.

FORWARD-LOOKING STATEMENTS

Certain statements made herein, including statements relating to matters that are not historical facts and statements of our beliefs, intentions and expectations about developments, results and events which will or may occur in the future, constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking information and statements are typically identified by words such as “anticipate,” “could,” “should,” “expect,” “seek,” “may,” “intend,” “likely,” “plan,” “estimate,” “will”, “believe” and similar expressions suggesting future outcomes or statements regarding an outlook. These include, but are not limited to, statements respecting anticipated business activities; planned expenditures; corporate strategies; proposed acquisitions and dispositions of assets; discussions with third parties respecting material agreements; the expected timing and outcome of Ivanhoe Mines’ discussions with representatives of the Government of Mongolia for an Investment Agreement in respect of the Oyu Tolgoi Project; the timing of commencement of full construction of the Oyu Tolgoi Project: the estimated timing and cost of bringing the Oyu Tolgoi Project into commercial production; anticipated future production and cash flows; target milling rates; the impact of amendments to the laws of Mongolia and other countries in which Ivanhoe Mines carries on business; the anticipated future production for the Ovoot Tolgoi Coal Mine; the potential improvement of the export conditions at the Ceke border between Mongolia and China and the completion of a feasibility study on the Ovoot Tolgoi Coal Mine; the potential of plans to make non-core projects self-funding, and other statements that are not historical facts.

All such forward-looking information and statements are based on certain assumptions and analyses made by Ivanhoe Mines’ management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. These statements, however, are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information or statements. Important factors that could cause actual results to differ from these forward-looking statements include those described under the heading “Risks and Uncertainties” elsewhere in this MD&A. The reader is cautioned not to place undue reliance on forward-looking information or statements.

This MD&A also contains references to estimates of mineral reserves and mineral resources. The estimation of reserves and resources is inherently uncertain and involves subjective judgments about many relevant factors. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation, which may prove to be unreliable. There can be no assurance that these estimates will be accurate or that such mineral reserves and mineral resources can be mined or processed profitably. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Except as required by law, the Company does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars except where noted)

MANAGEMENT’S REPORT TO THE SHAREHOLDERS

The Consolidated Financial Statements and the management’s discussion and analysis of financial condition and results of operations (MD&A) are the responsibility of the management of Ivanhoe Mines Ltd. These financial statements and the MD&A have been prepared by management in accordance with accounting principles generally accepted in the United States and regulatory requirements, respectively, using management’s best estimates and judgment of all information available up to March 31, 2009.

The Board of Directors has approved the information contained in the consolidated financial statements and the MD&A. The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal controls. The Audit Committee of the Board of Directors, consisting solely of outside directors, meets regularly during the year with financial officers of the Company and the external auditors to satisfy itself that management is properly discharging its financial reporting responsibilities to the Directors who approve the consolidated financial statements.

These financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized in Note 2 to the Consolidated Financial Statements.

The consolidated financial statements have been audited by Deloitte & Touche LLP, independent registered chartered accountants, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). They have full and unrestricted access to the Audit Committee.

/s/ “John Macken”	/s/ “Tony Giardini”

John Macken President and CEO	Tony Giardini Chief Financial Officer

March 31, 2009
Vancouver, BC, Canada